Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
THRYV, INC.,
THRYV MERGER SUB, INC., INFUSION SOFTWARE, INC.,
SHAREHOLDER REPRESENTATIVE SERVICES LLC, IN ITS CAPACITY AS THE EQUITYHOLDER REPRESENTATIVE AND
THE EQUITYHOLDERS PARTY HERETO (for the limited purposes described herein)
DATED AS OF OCTOBER 29, 2024

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TABLE OF CONTENTS
Page
1.1    Definitions    2
1.2    Other Definitional and Interpretive Matters    2
ARTICLE II THE MERGER    3
2.1    Merger    3
2.2    Closing; Effective Time    3
2.3    Effects of the Merger    4
2.4    Conversion of Outstanding Shares    4
2.5    Treatment of Company Equity Awards and Warrants    5
2.6    Merger Consideration Adjustments    5
2.7    Closing Payments.    9
2.8    Closing Deliverables.    10
2.9    Paying Agent Procedures    11
2.10    Dissenting Shares    12
2.11    Withholding    13
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    13
3.1    Organizational Matters    13
3.2    Capital Structure    13
3.3    Authority and Due Execution    16
3.4    Non-Contravention and Consents    16
3.5    Financial Statements    17
3.6    Indebtedness    17
3.7    Litigation    18
3.8    Taxes    18
3.9    Property and Assets    21
3.10    Intellectual Property; Privacy and Data Security    23
3.11    Accounts Receivable and Payable    27
3.12    Compliance; Permits    27
3.13    Sanctions and Export and Import Laws    28
3.14    Brokers’ and Finders’ Fees    29
3.15    Employment Matters    29
3.16    Employee Benefit Plans    31
3.17    Environmental Matters    33
3.18    Material Contracts    33
3.19    Insurance    36
3.20    Transactions with Related Parties    37
3.21    Books and Records    37
3.22    Absence of Changes    37
3.23    Company Customers and Suppliers    40
3.24    Absence of Certain Business Practices    40
3.25    Bank Accounts, Powers of Attorney    41

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ARTICLE IIIA REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS    41
3A.1    Authority    42
3A.2    Due Execution    42
3A.3    Non-Contravention    42
3A.4    Ownership Interests    42
3A.5    Litigation    42
3A.6    Consideration    43
3A.7    Brokers’ and Finders’ Fees    43
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    43
4.1    Organizational Matters    43
4.2    Authority and Due Execution    43
4.3    Non-Contravention and Consents    44
4.4    Brokers’ and Finders’ Fees    44
4.5    Litigation    44
ARTICLE V AGREEMENTS AND COVENANTS OF THE COMPANY AND THE EQUITYHOLDERS    44
5.1    Resignations of Directors and Officers    45
5.2    Related-Party Transactions    45
5.3    Non-Disparagement    45
5.4    General Release of All Claims    45
ARTICLE VI ADDITIONAL COVENANTS    46
6.1    Conduct of Business    46
6.2    Access to Information    47
6.3    Supplemental Information    48
6.4    Exclusivity    48
6.5    Tax Covenants    48
6.6    Confidentiality; Use of Name and Logo    49
6.7    Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance    50
6.8    Option and RSU Cancellations    51
6.9    Continuing Executives and Consultants.    51
6.10    Section 280G    51
6.11    Employee Matters.    52
6.12    R&W Policy    53
6.13    401(k) Plan Termination    54
6.14    Certain Customer Terminations    54
6.15    Closing Conditions    54
ARTICLE VII THE EQUITYHOLDER REPRESENTATIVE    54
7.1    Authorization of the Equityholder Representative    54
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ARTICLE VIII CONDITIONS TO CLOSING    56
8.1    Conditions to Obligations of Each Party to Effect the Merger    56
8.2    Conditions to Obligation of Parent and Merger Sub    56
8.3    Conditions to Obligation of the Company    57
8.4    Frustration of Closing Conditions    58
ARTICLE IX    58
TERMINATION    58
9.1    Termination    58
9.2    Effect of Termination    59
ARTICLE X GENERAL PROVISIONS    59
10.1    Survival    59
10.2    Recovery under R&W Policy    60
10.3    Reasonable Efforts; Further Assurances    61
10.4    Amendment and Modification    61
10.5    Waiver of Compliance    61
10.6    Severability    61
10.7    Expenses and Obligations    61
10.8    Parties in Interest    61
10.9    Notices    61
10.10    Counterparts    63
10.11    Time    63
10.12    Entire Agreement    63
10.13    Public Announcements    63
10.14    Binding Effect; Assignment    63
10.15    Governing Law; Consent to Jurisdiction    63
10.16    Waiver of Jury Trial    64
10.17    Specific Performance    64
10.18    Disclaimer of Warranties    64
10.19    Provision Regarding Legal Representation    65
10.20    No Recourse    65

Exhibits

Exhibit A	–	Definitions
Exhibit B	–	Written Consent of Company Stockholders (Requisite Stockholder Approval)
Exhibit C	–	[Reserved]
Exhibit D	–	Form of Certificate of Merger
Exhibit E	–	Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit F	–	Amended and Restated Bylaws of Surviving Corporation
Exhibit G	–	Form of Release Agreement
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Exhibit H	–	Payment Schedule
Exhibit I	–	Form of Resignations
Exhibit J	–	Form of Escrow Agreement
Exhibit K	–	Example Closing Net Working Capital Calculation
Exhibit L	–	Accounting Principles
Exhibit M	–	Form of Letter of Transmittal
Exhibit N	–	Offer Letter
Exhibit O	–	Consulting Agreement

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 29, 2024, is being entered into by and among Thryv, Inc., a Delaware corporation (“Parent”), Thryv Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Infusion Software, Inc., a Delaware corporation doing business as “Keap” (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the Equityholders hereunder (the “Equityholder Representative”), and each of the Equityholders who have executed this Agreement (whether on the date hereof or by execution of a joinder to this Agreement pursuant to a Letter of Transmittal) solely with respect to the purposes expressly set forth in Article II, Article IIIA, Article V, Article VI, Article VII and Article X. Parent, Merger Sub, the Company, the Equityholder Representative and the Equityholders party hereto may be referred to herein, collectively, as the “Parties” and each, individually, as a “Party.”
RECITALS
WHEREAS, the Company has engaged and currently engages in the business of operating an e-mail marketing and sales platform for small businesses, including products to manage customers, customer relationship management, marketing, and e-commerce (the “Business”);
WHEREAS, the Stockholders (as hereinafter defined) collectively are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Company;
WHEREAS, the board of directors of the Company has (a) determined that it is advisable and in the best interests of the Company and the Stockholders to enter into this Agreement and consummate the Merger (as hereinafter defined) and the other transactions contemplated by this Agreement, (b) directed that the adoption of this Agreement be submitted to the Stockholders for adoption thereby and (c) resolved to recommend to the Stockholders that they consent to the approval and adoption of this Agreement and to consummate the transactions contemplated hereby, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance thereof it is proposed that the acquisition of the Company by Parent be accomplished by the merger of Merger Sub with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the boards of directors of the Company, Parent and Merger Sub have each approved this Agreement, the Merger and the other transactions contemplated herein;
WHEREAS, prior to the execution and delivery of this Agreement, (a) (i) Stockholders holding a majority of the Company Common Stock and Company Preferred Stock entitled to vote, voting together as a single class (with each holder of Company Common Stock having one vote and each holder of voting Company Preferred Stock having a number of votes equal to the number of shares of Company Common Stock into which such holders shares are convertible), and (ii) Stockholders holding at least 65% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series B-1 Preferred Stock, voting together as a single class (clauses (i) and (ii) collectively, the “Requisite Stockholder Approval”) have executed and delivered to the Company a written consent adopting this Agreement and authorizing and approving the Merger and the other transactions contemplated herein (a true and correct copy of which is attached hereto as Exhibit B), which consent became effective upon the execution thereof and constitutes the Requisite Stockholder Approval (the “Stockholder Written Consent”), and (b) the

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Company delivered to all Stockholders who did not execute the Stockholder Written Consent a written notice, in a form reasonably acceptable to Parent, of the approval of the Merger and adoption of this Agreement by the Stockholder Written Consent, which notice included the notice required by Applicable Law that appraisal or any similar rights may be available; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
AGREEMENTS
NOW, THEREFORE, for and in consideration of the promises and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the Parties hereto, intending to be legally bound hereby, agree as follows:
Article IA
DEFINED TERMS
1.1Definitions. Unless otherwise specified, all capitalized terms used in this Agreement have the meanings set forth on Exhibit A.
1.2Other Definitional and Interpretive Matters.
(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. As used in this Agreement, the word “day” shall mean a calendar day and not a Business Day.
(ii)Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.
(iii)Exhibits/Schedules. The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Annexes, Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Schedules shall be organized in parts corresponding to the applicable Section or subsection to which the applicable disclosure relates with disclosures in each part specifically corresponding to or cross-referencing a particular section (or subsection) of the Agreement.
(iv)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number shall include the plural and vice versa.
(v)Sections. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(vi)Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a Section or subdivision in which such words appear unless the context otherwise requires.

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(vii)Including; Or. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” means “and/or.”
(viii)Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
(ix)Laws. References to any laws shall be deemed also to include any and all rules and regulations promulgated thereunder and shall refer to such laws, rules and regulations as amended from time to time and include any successor legislation thereto.
(x)Agreements. References to a Contract or document mean such Contract or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.
(b)The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached, will not detract from, or mitigate the fact that, the Party is in breach of the other representation, warranty or covenant.
(d)The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or any exhibits attached to this Agreement shall not be deemed to establish a threshold for materiality or to establish the standard for whether a particular act or agreement is within or outside the Ordinary Course of Business for purposes of this Agreement.
(e)With respect to all dates and time periods set forth or referenced in this Agreement, time is of the essence.
Article IIA
THE MERGER
1.1Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
1.2Closing; Effective Time.
(a)Closing. The closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of signatures on the date hereof.
(b)Upon the terms set forth in this Agreement, at the Closing the Company, Parent and Merger Sub shall cause a Certificate of Merger meeting the requirements of Sections 103 and 251 of the DGCL in substantially the form of Exhibit D (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of

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the DGCL on the Closing Date. The Merger shall be deemed effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).
1.3Effects of the Merger.
(a)Effects under DGCL. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the separate existence of Merger Sub will cease and, without other transfer, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation as if the Surviving Corporation had itself incurred them.
(b)Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety as of the Effective Time to be identical to the forms attached hereto as Exhibit E and Exhibit F, respectively, until thereafter duly amended in accordance with Applicable Laws and as provided in such amended and restated certificate of incorporation and bylaws, respectively.
(c)Directors and Officers. The directors and officers set forth on Schedule 2.3(c) shall be the initial directors and officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the amended and restated certificate of incorporation and bylaws of the Surviving Corporation, respectively, until their resignation, removal or replacement.
(d)Authorization to Act on Behalf of Merger Sub and the Company. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.
(e)Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Company Preferred Stock shall thereafter be made. From and after the Effective Time, the holders of certificates evidencing ownership of Company Common Stock or Company Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, as applicable, except as otherwise provided for in this Agreement or by Applicable Law.
1.4Conversion of Outstanding Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party:
(a)Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchanged for one share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), such that, immediately following the Effective Time, Parent shall be the holder of 100% of the issued and outstanding shares of Surviving Corporation Common Stock.
(b)Each share of (i) Company Common Stock and Company Preferred Stock held in the treasury of the Company, if any, and (ii) Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series C-1a Preferred Stock, Series C-2 Preferred Stock, Series C-2a Preferred Stock and Series C-3 Preferred Stock, each par value $0.001 per share, of the

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Company, immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.
(c)Subject to the provisions of this Section 2.4, each share of Series D Preferred Stock, par value $0.001 per share, of the Company (the “Series D Preferred Stock”) (other than shares to be canceled in accordance with Section 2.4(b) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and shall thereafter represent the right to receive, without interest, in accordance with the Payment Schedule, (i) its Allocable Share of the Closing Payment plus (ii) its Allocable Share of the Adjustment Amount and the Adjustment Escrow Amount, if any, distributed to the Paying Agent pursuant to Section 2.6(h) and in accordance with the Escrow Agreement plus (iii) its Allocable Share of the Retention Escrow Amount, if any, distributed to the Paying Agent pursuant to pursuant to Section 10.2 and in accordance with the Escrow Agreement plus (iv) its Allocable Share of any amount from the Equityholder Representative Expense Fund distributed pursuant to Section 7.1(e), in each case, without interest (subject to any applicable withholding Tax).
(d)Subject to the provisions of this Section 2.4, each share of Series D-a Preferred Stock, par value $0.001 per share, of the Company (the “Series D-a Preferred Stock” and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock, the Series C-1a Preferred Stock, the Series C-2 Preferred Stock, the Series C-2a Preferred Stock, the Series C-2 Preferred Stock and the Series D Preferred Stock, the “Company Preferred Stock”) (other than shares to be canceled in accordance with Section 2.4(b) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and shall thereafter represent the right to receive, without interest, in accordance with the Payment Schedule, (i) its Allocable Share of the Closing Payment plus (ii) its Allocable Share of the Adjustment Amount and the Adjustment Escrow Amount, if any, distributed to the Paying Agent pursuant to Section 2.6(h) and in accordance with the Escrow Agreement plus (iii) its Allocable Share of the Retention Escrow Amount, if any, distributed to the Paying Agent pursuant to pursuant to Section 10.2 and in accordance with the Escrow Agreement plus (iv) its Allocable Share of any amount from the Equityholder Representative Expense Fund distributed pursuant to Section 7.1(e), in each case, without interest (subject to any applicable withholding Tax).
1.5Treatment of Company Equity Awards and Warrants. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any Person, each (a) Option and RSU that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, and (b) each Warrant that is outstanding and unexercised as of immediately prior to the Effective Time, shall be cancelled for no consideration.
1.6Merger Consideration Adjustments.
(a)No later than five (5) Business Days prior to the anticipated Closing Date, the Company prepared and delivered to Parent a written statement, duly certified by the Chief Executive Officer or Chief Financial Officer of the Company (the “Closing Statement”), setting forth the Company’s good faith calculation of (i) the estimated Closing Net Working Capital (the “Estimated Net Working Capital”), (ii) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the estimated Closing Company Cash (the “Estimated Closing Company Cash”), (iv) the estimated Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”), (v) the estimated Merger Consideration (the “Estimated Merger Consideration”) and (vi) with respect to each Equityholder of the Company, (A) the name, address and email address of such Equityholder, (B) the number and class of all shares of Series D Preferred Stock and Series D-a Preferred Stock, held by such Equityholder immediately prior to Closing, (C) a calculation of the Allocable Share with respect to each such Equityholder, (D) a calculation of the amount of the Estimated Merger Consideration payable to such Equityholder at Closing and (E) whether there is any required withholding on account of Taxes with respect to such Equityholder’s Allocable Share of the Merger Consideration, and, with respect to each such Equityholder, the amount of any such withholding with respect thereto ((A)-(E) collectively, the “Payment Schedule”), in each case, including the components thereof and determined in a manner consistent with the definitions thereof and the Accounting Principles and based on the Company’s books

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and records, and together with reasonable supporting back-up documentation. The Company shall consider in good faith any comments to the Closing Statement, which shall be delivered by Parent to the Company no later than two (2) Business Days prior to the Closing. Parent and its Representatives, including Parent’s independent accountants, will be entitled to review all work papers of the Company, including its independent accountants, relating to the Closing Statement. If Parent disputes the Closing Statement (or any portion thereof) prior to the Closing Date, Parent and the Company will negotiate in good faith to resolve any such dispute prior to the Closing and shall agree in writing upon the resolution thereof, which shall be reflected in a final Closing Statement delivered by the Company at Closing. For the avoidance of doubt, Parent’s acceptance of the Company’s Closing Statement and the components thereof for purposes of the Closing shall not limit or otherwise affect Parent’s rights under this Section 2.6.
(b)Within ninety (90) days following the Closing Date, Parent will prepare, or cause to be prepared, and deliver to the Equityholder Representative, a written statement (the “Post-Closing Statement”) setting forth Parent’s good faith calculation of (i) Closing Net Working Capital, (ii) Closing Indebtedness, (iii) Closing Company Cash, (iv) Closing Company Transaction Expenses, and (v) the Merger Consideration, which calculations will be prepared in accordance with the Accounting Principles and the definitions provided in this Agreement.
(c)Upon receipt from Parent of the Post-Closing Statement, the Equityholder Representative shall have thirty (30) days to review the Post-Closing Statement (the “Review Period”). Parent shall (i) assist the Equityholder Representative and its Representatives and provide the Equityholder Representative and its Representatives with reasonable access upon reasonable prior notice during normal business hours to, the books, records (including work papers, schedules, memoranda and other documents (subject to the execution of customary access letters)), supporting data, facilities, employees and auditors of the Company, in each case, to the extent relevant to the preparation or review of the Post-Closing Statement and the items included therein, and (ii) reasonably cooperate with the Equityholder Representative and its Representatives in connection therewith, including providing on a timely basis all other information as is reasonably requested by the Equityholder Representative and its Representatives. If the Equityholder Representative disagrees with Parent’s computation of Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses or Merger Consideration, the Equityholder Representative may, on or prior to the last day of the Review Period, deliver a notice to Parent (the “Notice of Objection”) that sets forth its objection(s) to Parent’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable. The Notice of Objection, if any, shall specify those items or amounts with which the Equityholder Representative disagrees with each such item or amount, and shall set forth the Equityholder Representative’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, based on such objections.
(d)Except to the extent set forth in a Notice of Objection delivered to Parent by the Equityholder Representative within the Review Period, the Equityholder Representative shall be deemed to have accepted Parent’s calculation of Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, and such calculation shall be final and binding on all parties hereto. If the Equityholder Representative delivers the Notice of Objection to Parent within the Review Period, Parent and the Equityholder Representative shall, during the twenty (20) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable. All such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Equityholder Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. Any items agreed to by the Equityholder Representative and Parent in writing, together with any items specified in the Post-Closing Statement that are not disputed or objected to by the Equityholder Representative in the Notice of Objection, are collectively referred to herein as the “Resolved Matters.”

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(e)If, at the end of the period set forth in Section 2.6(d) or any mutually agreed extension thereof, Parent and the Equityholder Representative are unable to resolve their disagreements, either the Equityholder Representative or Parent may refer all matters set forth in such Notice of Objection other than the applicable Resolved Matters (the “Unresolved Matters”) to a nationally recognized independent accounting firm or independent consulting or professional services firm with significant merger and acquisition dispute experience related to purchase price adjustments and, if applicable, related tax matters reasonably acceptable to the Equityholder Representative and Parent, which shall act as an expert and not as an arbitrator (the “Independent Accounting Firm”). The Equityholder Representative and Parent each agree to negotiate in good faith and sign an engagement letter within ten (10) Business Days after the identification of any Unresolved Matters, in commercially reasonable form, as may reasonably be required by the Independent Accounting Firm. Parent and the Equityholder Representative shall instruct the Independent Accounting Firm to act as an expert in accounting and not as an arbitrator and to promptly review this Section 2.6 (and any related definitions) and to determine solely with respect to the Unresolved Matters and, whether and to what extent, if any, any component of the calculation of Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, requires adjustment. The review of the Independent Accounting Firm shall be subject to an agreed upon schedule outlined in the engagement letter. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to (i) whether the Post-Closing Statement was prepared in accordance with (A) the Accounting Principles and (B) this Agreement, in each case, with respect to the Unresolved Matters and (ii) whether there were mathematical errors in the Post-Closing Statement. The Independent Accounting Firm shall base its determination solely on written submissions by Parent and the Equityholder Representative and the terms and conditions of this Agreement, and prepared on a good faith basis, and not on an independent review. Parent and the Equityholder Representative shall make available to the Independent Accounting Firm all relevant books and records (including work papers, schedules, memoranda and other documents) and other items reasonably requested by the Independent Accounting Firm (provided, that they shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the Independent Accounting Firm) and shall be afforded the opportunity to present to the Independent Accounting Firm any material relating to the Unresolved Matters. There shall be no ex parte communications between the Equityholder Representative, Parent or any of their respective Affiliates, on the one hand, and the Independent Accounting Firm, on the other hand. The final written determination of the Independent Accounting Firm shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity. The Parties shall use commercially reasonable efforts to cause the Independent Accounting Firm to deliver to Parent and the Equityholder Representative (as promptly as practicable, but in no event later than forty-five (45) days after its retention) a report which sets forth its resolution of the Unresolved Matters and amounts and its calculation of Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable; provided, however, that (X) the Independent Accounting Firm shall use the amounts set forth in the Post-Closing Statement or as otherwise agreed to by the Equityholder Representative and Parent in writing pursuant to Section 2.6(d) for any Resolved Matters and (Y) in no event shall any Unresolved Matter as determined by the Independent Accounting Firm be more than the greatest value claimed by a party for such Unresolved Matter or less than the smallest value claimed by a party for such Unresolved Matter, in the case of Parent, in the Post-Closing Statement or in the case of the Equityholder Representative, in a Notice of Objection. The decision of the Independent Accounting Firm shall be final, conclusive and binding on Parent and the Equityholder Representative absent fraud or manifest error. The Parties agree that judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
(f)Parent and the Former Holders shall share the fees and expenses of the Independent Accounting Firm in inverse proportion to the relative amounts subject to the Notice of Objection that are determined in favor of such party, in accordance with the following formulas: (i) Parent shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Notice of Objection resolved in favor of the Equityholder Representative and the denominator of which is the total dollar amount subject to the Notice of Objection and (ii) the Former Holders shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Notice of Objection resolved in favor of Parent and the denominator of which is the total dollar amount

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subject to the Notice of Objection; provided, however, that any portion of the Independent Accounting Firm’s fees and expenses that are the responsibility of the Former Holders shall (A) first, be paid out of the Equityholder Representative Expense Fund, to the extent then available, and (B) second, to the extent the Equityholder Representative Expense Fund is exhausted, by the Former Holders, severally and not jointly, in proportion to their applicable Allocable Share; provided that no Former Holder shall be responsible for any fees of the Independent Accounting Firm in excess of the portion of the Merger Consideration actually received by such Former Holder as an Equityholder (net of any payments made by such Equityholder pursuant to this Agreement, including pursuant to Article X). Parent and the Former Holders shall each be responsible for paying the fees and expenses of their own respective attorneys, accountants and other Representatives in connection with Notice of Objection. For the avoidance of doubt, and solely as an example, if the Equityholder Representative disputes a total of $100 and the Independent Accounting Firm awards $60 in favor of the Former Holders, Parent shall pay 60% of the fees of the Independent Accounting Firm.
(g)For the purposes of this Agreement, “Final Net Working Capital,” “Final Closing Indebtedness,” “Final Closing Company Cash,” “Final Company Transaction Expenses” and “Final Merger Consideration” mean Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses and Merger Consideration, respectively: (i) as shown in the Post-Closing Statement delivered by Parent to the Equityholder Representative pursuant to Section 2.6(b), if no Notice of Objection with respect thereto is timely delivered by the Equityholder Representative to Parent pursuant to Section 2.6(c) or (ii) if a Notice of Objection is so delivered, (A) as agreed by Parent and the Equityholder Representative pursuant to Section 2.6(d) or (B) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 2.6(e).
(h)If (i) the Adjustment Amount is positive, then (A) Parent shall pay, or cause to be paid, to the Paying Agent, the Adjustment Amount within five (5) Business Days from the date on which the Adjustment Amount is finally determined pursuant to Section 2.6(g) by bank wire transfer of immediately available funds to the account or accounts designated in writing by the Paying Agent for payment to the Former Holders in accordance with the Payment Schedule, this Agreement and the Paying Agent Agreement, provided, however, that in no instance shall the Adjustment Amount payable by Parent in accordance with this Section 2.6(h)(i) exceed the Adjustment Escrow Amount and (B) Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to deposit the Adjustment Escrow Amount with the Paying Agent for the benefit of the Former Holders (and, in each case, for further payment to the Former Holders pursuant to the Equityholder Representative’s instructions to the Paying Agent), or (ii) if the Adjustment Amount is negative, then, within five (5) Business Days from the date on which the Adjustment Amount is finally determined pursuant to Section 2.6(g), (A) Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to release to Parent, from the Adjustment Escrow Amount, an amount equal to the absolute value of the Adjustment Amount, provided, however, that in no instance shall the Adjustment Amount payable to Parent in accordance with this Section 2.6(h)(ii) exceed the Adjustment Escrow Amount, and (B) Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to deposit the remainder of the Adjustment Escrow Amount, if any, with the Paying Agent for the benefit of the Former Holders.
(i)The adjustment provisions set forth in this Section 2.6 are the sole and exclusive remedy of the parties in (i) determining whether or not any adjustment would be made to the Closing Net Working Capital, Closing Indebtedness, Closing Company Cash, Closing Company Transaction Expenses or Merger Consideration, and (ii) determining the amount of such adjustment.
(j)Any payments made pursuant to this Section 2.6 shall be treated as an adjustment to the Merger Consideration (as determined for Tax purposes) for all Tax purposes, unless otherwise required by Applicable Law.
1.7Closing Payments.
(a)Subject to the terms and conditions hereof, at the Closing, Parent shall pay the following amounts, by wire transfer of immediately available funds, as follows:

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(i)Parent shall pay the Paid Indebtedness and the Estimated Closing Company Transaction Expenses to the holders thereof by wire transfer of immediately available funds in accordance with the wire transfer instructions included in the Closing Payoff Statement.
(ii)Parent shall pay the Adjustment Escrow Amount and the Retention Escrow Amount to the Escrow Agent by wire transfer of immediately available funds, in accordance with the terms of the Escrow Agreement;
(iii)Parent shall pay the Equityholder Representative Expense Fund to the Equityholder Representative, in accordance with Section 7.1(e); and
(iv)Parent shall deposit, or cause to be deposited, the Closing Payment with the Paying Agent for distribution to the Equityholders in accordance with Section 2.4(c) and Section 2.4(d) and the Paying Agent Agreement, subject to and in accordance with the provisions of Section 2.9.
(b)On the first payroll processing date occurring following the Closing Date, Parent shall use commercially reasonable efforts to cause the Surviving Corporation to pay, any applicable Change of Control Payments to (i) each Liquidity Bonus Recipient that has executed and delivered a Contract in the form of Exhibit G (a “Release Agreement”), and (ii) to each other Person who is entitled to receive a Change of Control Payment (each, a “Change of Control Payment Recipient”), in each case through (A) the Company’s payroll system in accordance with standard payroll practices, and subject to any required withholding for applicable Taxes, in the case of such Change of Control Payment Recipients who are current or former employees and (B) through the Company’s accounts payable system, in the case of such Change of Control Payment Recipients who are neither current nor former employees. The Liquidity Bonus Recipients, the Change of Control Payment Recipients, and the amount of their respective Change of Control Payments are set forth on Section 2.7(b) to the Disclosure Schedule.
1.8Closing Deliverables.
(a)At or prior to the Closing, the Company shall deliver to Parent:
(i)the Closing Statement (including the Payment Schedule) pursuant to Section 2.6(a);
(ii)the Closing Payoff Statement;
(iii)the Stockholder Written Consent;
(iv)the Escrow Agreement, duly executed by the Equityholder Representative and the Escrow Agent;
(v)the Paying Agent Agreement, duly executed by the Equityholder Representative and the Paying Agent;
(vi)the Release Agreements, duly executed by each Change of Control Payment Recipient;
(vii)[Reserved];
(viii)the executed consents and evidences of notice to third parties regarding the transactions contemplated herein with respect to each of the Contracts set forth in Section 2.8(a)(viii) of the Disclosure Schedule (the “Required Consents”);
(ix)[Reserved];
(x)evidence of termination of the Investors’ Rights Agreement;

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(xi)payment instructions for the payment in full of all Company Transaction Costs (other than with respect to Change of Control Payments which shall be paid in accordance with Section 2.7(b);
(xii)a duly completed IRS Form W-9 executed by the Company;
(xiii)certificates of good standing from the Secretary of State of the State of Delaware and from the Arizona Corporation Commission, as to the Company’s good standing;
(xiv)a copy of each of the D&O Tail Policy and the Run-Off Policy;
(xv)a certificate, dated the Closing Date and signed by an authorized officer of the Company, (i) certifying and attaching true and complete copies of the organizational documents of the Company, (ii) certifying and attaching all resolutions (or minutes of meetings) of the Company evidencing the approval of this Agreement and the transactions contemplated herein and (iii) certifying the incumbency of each individual executing this Agreement or any Transaction Document on behalf of the Company;
(xvi)evidence that the Company has instructed Donnelly Financial Solutions (the “Data Room Provider”) to deliver a flash drive (which shall be permanent and accessible with readily and commercially available software) containing, in electronic format, all documents posted to the Project Bright Angel electronic data room hosted by the Data Room Provider as of the Closing Date;
(xvii)Payoff Letters with respect to any Paid Indebtedness to be repaid at the Closing; and
(xviii)the Resignations pursuant to Section 5.1;
(xix)the Offer Letters pursuant to Section 6.9(a); and
(xx)the Consulting Agreements pursuant to Section 6.9(b).
(b)At or prior to the Closing, Parent shall deliver to the Company:
(i)a copy of the R&W Policy;
(ii)the Escrow Agreement, duly executed by Parent; and
(iii)the Paying Agent Agreement, duly executed by Parent.
1.9Paying Agent Procedures.
(a)Paying Agent. At the Effective Time, Parent and the Equityholder Representative shall enter into a Paying Agent Agreement with the Paying Agent for the purpose of exchanging shares of Company Preferred Stock for the Merger Consideration.
(b)Payment Procedures. Upon surrender of each Book-Entry Share to the Paying Agent, together with a duly executed Letter of Transmittal, and such other documents as may reasonably be required by the Paying Agent, at the Effective Time, such Former Holder shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the consideration described in Section 2.4(c) or Section 2.4(d), as applicable, without interest, for each share of Series D Preferred Stock or Series D-a Preferred Stock, surrendered in accordance with this Agreement. Until surrendered as contemplated by this Section 2.9(b), each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the consideration described in Section 2.4 attributable

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to such Book-Entry Share as contemplated by this Article II and in accordance with the Payment Schedule, without interest.
(c)No Further Ownership Rights in Series D Preferred Stock or Series D-a Preferred Stock; Transfer Books. The cash amounts paid and to be paid in respect of shares of Series D Preferred Stock and Series D-a Preferred Stock in accordance with the terms hereof shall be deemed to be paid in full satisfaction of all rights pertaining to any and all shares of the Series D Preferred Stock and Series D-a Preferred Stock. If, after the Effective Time, any Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.9. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Common Stock, Company Preferred Stock or any other capital stock of the Company that were outstanding immediately prior to the Effective Time on the records of the Company.
(d)Termination of Paying Agent Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to Parent and the Surviving Corporation (and not the Equityholder Representative nor any of their Affiliates other than the Surviving Corporation) as general creditors thereof with respect to the payment of any portion of the Merger Consideration, that may be payable upon surrender of any Book-Entry Shares, as determined pursuant to this Agreement, without any interest thereon.
(a)No Liability. None of the parties hereto or the Paying Agent shall be liable to any Person in respect of any cash from the Paying Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Book-Entry Share has not been surrendered prior to five (5) years after the Effective Time or immediately prior to such earlier date on which the Merger Consideration payable in respect of such Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation (and not Parent nor any of its Affiliates other than the Surviving Corporation), free and clear of all claims or interest of any person previously entitled thereto.
1.10Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.4, shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.4(b)(i)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.4, without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent and the Company shall jointly participate in all negotiations and proceedings with respect to such demands. Neither Parent nor the Company shall,

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except with the prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands.
1.11Withholding. Each of Parent, the Paying Agent, the Escrow Agent, Merger Sub, Company, and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as each is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any applicable provision of U.S. state or local tax law or non-U.S. tax law. To the extent that amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the relevant party.
Article IIIA
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
As a material inducement to Parent and Merger Sub to execute and perform their obligations under this Agreement, the Company represents and warrants to Parent and Merger Sub (subject to the items expressly set forth on the Disclosure Schedule, which has been delivered by the Company to Parent and Merger Sub concurrently with the execution hereof) that the following statements are true and correct as of the date of this Agreement and as of the Effective Time. The Company hereby agrees and acknowledges that Parent is relying on the representations and warranties of the Company contained in this Article III in deciding whether to enter into this Agreement and to consummate the transactions contemplated hereby.
1.1Organizational Matters.
(a)Organization, Standing and Power to Conduct Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and possesses all material Permits necessary to own, lease and operate its properties and assets to carry on its business as now being conducted and to perform its obligations under each Contract to which it is a party. The Company is duly qualified to conduct the Business and is in good standing in each of the jurisdictions set forth in Section 3.1(a)(i) of the Disclosure Schedule, and such jurisdictions represent all of the jurisdictions in which the nature of the Company’s business or the ownership or leasing of its properties and assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially impair the ability of the Company to conduct its business operations. Except as set forth on Section 3.1(a)(ii) of the Disclosure Schedule, the Company has no operations in jurisdictions outside the United States. Except as set forth on Section 3.1(a)(iii) of the Disclosure Schedule, the Company has not ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name. Section 3.1(a)(iv) of the Disclosure Schedule accurately sets forth, with respect to the Company: (A) the name of each director (or equivalent thereof), (B) the name of each member of each committee of the board of directors (or equivalent thereof), and (C) the name and title of each officer.
(b)Charter Documents. The Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company, in each case as amended to date and currently in effect (such instruments and documents, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.
(c)Subsidiaries. The Company does not have any Subsidiaries and does not own (beneficially or otherwise), hold or have any direct or indirect interest in or right to acquire capital stock or other Equity Interests or ownership interests in any Person, and the Company is not a member of or participant in any partnership, joint venture or similar entity.
1.2Capital Structure.

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(a)Capital Stock. As of immediately prior to the Closing, the authorized capital stock of the Company consists only of (i) 36,034,875 shares of Company Common Stock, consisting of (A) 31,509,775 shares of which are designated as “Voting Common Stock,” 5,621,348 of which are issued and outstanding, and (B) 4,525,100 shares of which are designated as “Non-Voting Common Stock,” zero of which are issued and outstanding, and (ii) 19,176,241 shares of Company Preferred Stock, 10,623,425 of which are issued and outstanding, consisting of (Q) 3,525,000 shares of which are designated as “Series A Preferred Stock,” 3,513,689 of which are issued and outstanding, (R) 2,760,000 shares of which are designated as “Series B Preferred Stock,” 2,711,865 of which are issued and outstanding, (S) 850,000 shares of which are designated as “Series B-1 Preferred Stock,” 747,390 of which are issued and outstanding, (T) 2,573,835 shares of which are designated as “Series C-1 Preferred Stock,” 240,414 of which are issued and outstanding, (U) 2,345,417 shares of which are designated as “Series C-1a Preferred Stock,” 1,229,834 of which are issued and outstanding, (V) 2,091,433 shares of which are designated as “Series C-2 Preferred Stock,” 123,650 of which are issued and outstanding, (W) 1,973,953 shares of which are designated as “Series C-2a Preferred Stock,” 40,000 of which are issued and outstanding, (X) 514,139 shares of which are designated as “Series C-3 Preferred Stock,” 475,750 of which are issued and outstanding, (Y) 2,159,775 shares of which are designated as “Series D Preferred Stock,” 1,474,317 of which are issued and outstanding, and (Z) 382,689 shares of which are designated as “Series D-a Preferred Stock,” 66,516 of which are issued and outstanding, and the Company has no other issued or outstanding shares of capital stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, non-assessable and are not subject to, nor were they issued in violation of, any preemptive right, purchase or call option, right of first refusal, subscription right or any similar right. No shares of Company Common Stock, Company Preferred Stock or other capital stock of the Company are held as treasury stock or are owned by the Company. All shares of the capital stock of the Company have been issued in compliance with (i) all requirements set forth in any applicable Contract and (ii) the Company Charter Documents. All of the issued and outstanding Equity Interests of the Company, and the holders thereof (and opposite the name of each holder, the number of shares of capital stock or other Equity Interests of the Company held by such holder), are set forth in Section 3.2(a) of the Disclosure Schedule.
(b)Convertible Notes; Warrants. As of immediately prior to the Closing, the only convertible notes issued by the Company were issued (i) on May 10, 2018, payable in the aggregate principal amount of $7,500,000, due on January 7, 2025 (the “2018 Convertible Notes”) and (ii) on August 11, 2020, payable in the aggregate principal amount of $5,000,000 due on January 7, 2025 (the “2020 Convertible Notes,” and together with the 2018 Convertible Notes, the “Convertible Notes”). The Company has made available to Parent and Merger Sub a true, correct, and complete copy of each of the instruments and documents related to the Convertible Notes. All of the issued Convertible Notes have been duly authorized and are not subject to, nor were they issued in violation of, any preemptive right, purchase or call option, right of first refusal, subscription right or any similar right. The Convertible Notes, the holders thereof (and opposite the name of each holder, the Convertible Notes held by such holder), and the accrued interest through August 31, 2024, are set forth in Section 3.2(b) of the Disclosure Schedule. Section 3.2(b) of the Disclosure Schedule sets forth a true and complete list of all outstanding warrants to purchase Company Common Stock or Company Preferred Stock (the “Warrants”).
(c)Other Securities. Section 3.2(c) of the Disclosure Schedule sets forth a true and complete list of all holders of all outstanding Options and RSUs as of the date hereof, showing the number of Options (including applicable exercise prices and expiration dates) and RSUs held by each holder. Except for the Company Common Stock, the Company Preferred Stock, the Convertible Notes and the Warrants and as set forth in Section 3.2(c) of the Disclosure Schedule, there are no shares of capital stock or other Equity Interests or existing subscriptions, securities (including convertible securities), options, warrants, calls, rights, Contracts, commitments of any character (whether or not currently exercisable, convertible or exchangeable), agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (i) issue, convert, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock, Equity Interests or other securities of the Company, (ii) issue, grant, extend or enter into any such existing subscription, security (including convertible securities), option, warrant, call, right, Contract, commitment of any character (whether or not currently exercisable, convertible or exchangeable), agreement, arrangement or undertaking or (iii) issue or distribute to holders of any shares of capital stock or other Equity Interests of the Company any evidences of indebtedness or assets of the Company. Except for the Company

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Preferred Stock and the Convertible Notes, the Company is not under any obligation, contingent or otherwise, to (i) purchase, repurchase, redeem or otherwise acquire any Equity Interests or other equity or quasi-equity interests of the Company or shares of its capital stock or any interest therein or to pay any dividend or make any other distribution with respect thereto, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. The Company has furnished to Parent complete and accurate copies of the Equity Incentive Plan and forms of agreements used thereunder. All Options and RSUs set forth on Section 3.2(c) of the Disclosure Schedule have been granted pursuant to, and in accordance with the terms of, the Equity Incentive Plan, and the vesting schedule applicable to such Options and RSUs is set forth in Section 3.2(c) of the Disclosure Schedule. Except for the Convertible Notes, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equity holders) of the Company may vote. Except as set forth on Section 3.2(c) of the Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company is a party or is bound with respect to the voting of, transfer of, registration of, consent of, or otherwise restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to) the capital stock or other Equity Interests of the Company. Other than with respect to the Options and RSUs listed in Section 3.2(c) of the Disclosure Schedule, the Company has not promised or otherwise indicated an intention (whether orally or in writing) to grant to any employee, consultant or contractor of the Company or any other Person any options or other Equity Interests in the Company.
(d)No Agreements. Except as set forth in Section 3.2(d) of the Disclosure Schedule and this Agreement, there are no agreements, written or oral, to which the Company is a party relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock or other securities of the Company.
(e)No Dissolutions. Neither the Company nor any of the Company’s equity holders, including the Equityholders, have ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Business or its affairs.
(f)No Distributions. Other than with respect to the payment of Merger Consideration in accordance with the terms of this Agreement, no Equityholder shall have any right to receive, and the Company shall not be required or obligated to pay, any dividends, distributions or other amounts in respect of the capital stock or other Equity Interests of the Company or to pay any dividends, distributions or other amounts to any other Person in respect of any Equity Interest of the Company.
(g)Compliance with Laws. All shares of Company Common Stock and Company Preferred Stock and other rights to acquire capital stock or other securities of the Company have been issued in compliance with all applicable securities laws and all other Applicable Laws.
(h)Merger Consideration. No Person will be entitled to receive or have any claim to a portion of the Merger Consideration as a result of such Person’s status as a holder of Equity Interests of the Company, other than the Equityholders listed on the Payment Schedule and the holders of the Convertible Notes.
(i)Payment Schedule. The Payment Schedule, attached hereto as Exhibit H, is true, correct and complete in all respects as of the date hereof.
1.3Authority and Due Execution.
(a)Authority. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated herein or therein, have been duly and

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validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or to consummate the transactions contemplated herein or therein.
(b)Due Execution. This Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent, Merger Sub and other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles (the “Remedies Exceptions”).
1.4Non-Contravention and Consents. Except as set forth in Section 3.4 of the Disclosure Schedule:
(a)Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated herein and therein by the Company do not, and the performance of this Agreement and each other Transaction Document by the Company will not conflict with, or result in any violation, breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation of the Company to make any payment under, or result in the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under (with or without notice or lapse of time, or both) any provision of (i) the Company Charter Documents, (ii) any Applicable Laws, (iii) any Material Contract or any Permit to which the Company is a party or by which any of the properties or assets of the Company are bound, or (iv) any Order applicable to the Company or any of the properties or assets of the Company.
(b)Contractual Consents. No Consent under any Material Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated herein or therein.
(c)Governmental Consents. No Consent of any national, state, municipal, provincial, county, local or foreign government, any instrumentality, subdivision, department, ministry, board, legislative body, court, administrative or regulatory agency, bureau or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, administrative, regulatory, taxing, importing or other functions of or pertaining to a government (including any supranational entity, including the European Union or United Nations) (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated herein or therein, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
1.5Financial Statements.
(a)Financial Statements.
(i)Section 3.5(a) of the Disclosure Schedule sets forth: (A) the audited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) prepared by the Company for the years ended December 31, 2021, 2022 and 2023 (the “Year End Financial Statements”), and (B) the unaudited financial statements for the six-month period ended June 30, 2024 (the “Most Recent Financial Statements” and collectively with the Year End Financial Statements, the “Financial Statements”). Except as set forth in Section 3.5(a) of the Disclosure Schedule or in the notes to the Financial Statements, the Financial Statements were prepared in all material respects in accordance with GAAP, throughout the periods involved, subject in the case of the

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Most Recent Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material, individually or in aggregate) and the absence of footnotes required by GAAP and other disclosure items (that, if presented, would not differ materially from those presented in the Year End Financial Statements), are true, complete and correct in all material respects, and fairly and accurately present in all material respects the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein.
(ii)The Financial Statements were prepared from the books, records and accounts of the Company, which books, records and accounts of the Company are true, correct and complete in all material respects, have been maintained in accordance with good business practices and all Applicable Laws and reflect all debits, credits, accounting entries and financial transactions of the Company that are required to be reflected in accordance with GAAP. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls.
(iii)The Company does not have, has not received or otherwise has not obtained Knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
(b)Absence of Liabilities. The Company has no liabilities, other than (i) as set forth in the Most Recent Financial Statements, (ii) liabilities incurred in the Ordinary Course of Business subsequent to the date of the Most Recent Financial Statements (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation, environmental matter, or that relates to any cause of action, claim or lawsuit), (iii) obligations under the executory clause of Contracts incurred in the Ordinary Course of Business, and (iv) liabilities that are not material to the financial condition or operating results of the Company, individually or in the aggregate.
1.6Indebtedness. The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (a) Indebtedness set forth on the Most Recent Financial Statements, or (b) Indebtedness described in reasonable detail in Section 3.6 of the Disclosure Schedule. The Company has made available to Parent and Merger Sub a true, correct, and complete copy of each of the instruments and documents related to the items of Indebtedness required to be listed in Section 3.6 of the Disclosure Schedule. With respect to each item of Indebtedness, the Company is not in default and no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any written or oral notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Other than as set forth in Section 3.6 of the Disclosure Schedule, the consummation of the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. The Company is not a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person.
1.7Litigation. Except as disclosed on Section 3.7 of the Disclosure Schedule, there have not been in the last five (5) years, and there currently are no claims, charges, material complaints, actions, suits, settlements, hearings, investigations or proceedings, or governmental or regulatory inquiries (each, a “Legal Proceeding”), pending or threatened (a) against the Company or the Business, (b) relating to this Agreement, the Company, any of the Company’s assets, any Equity Interest of the Company, the Transaction Documents or the transactions contemplated by this Agreement, (c) that involves or affects any of the assets owned or leased, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of Applicable Law, or (d) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated in this Agreement. There have not been in the last five (5) years, and there are currently no Legal Proceedings initiated by the Company that are pending, or that the Company intends to initiate, against any other Person related to the Company or the Business. The Company has not received any written notice, or to the Knowledge of the Company, oral notice, of a

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Legal Proceeding, nor is any Legal Proceeding threatened, including with respect to a violation of securities laws, breach of fiduciary duty or similar violation by any of the respective directors, officers or employees of the Company. Neither the Company, nor any of the assets owned or used by the Company, is subject to any injunction, judgment, decree or Order, and the Company is not in violation of any injunction, judgment, decree or Order. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that reasonably would be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no proposed or threatened Order that, if issued or otherwise put into effect, (i) could have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Company or the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transaction Documents or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated in this Agreement or the Transaction Documents. The Company has made available to Parent true, correct and complete copies of all material pleadings, correspondence and other written materials to which the Company has access and that relates to any Legal Proceeding identified on Section 3.7 of the Disclosure Schedule.
1.8Taxes. Except as set forth in Section 3.8 of the Disclosure Schedule:
(a)(i) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (taking into account any extension of time within which to file); (ii) each such Tax Return is true, correct and complete in all material respects; (iii) all Taxes owed by the Company or for which the Company may be liable that are or have become due, whether or not shown as due on such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to Company, have been timely paid in full; (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; and (v) there are no Liens (other than Taxes not yet due and payable) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)Section 3.8(b) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for the three (3) taxable years ending prior to the Closing Date, indicates those of such Tax Returns that have been audited, indicates those of such Tax Returns that are currently the subject of audit and indicates those of such Tax Returns whose audits have been closed. The Company has made available to Parent true and complete copies of all Tax Returns filed by the Company during the past three (3) years and all correspondence to the Company from, or from the Company to, a Taxing Authority relating thereto.
(c)There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Tax Return of or with respect to the Company. No Tax audits or administrative or judicial proceedings are being conducted, pending or threatened with respect to the Company. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction and the Company is not and has never been subject to Tax in any jurisdiction other than in its country of incorporation, organization or formation by virtue of having employees, contractors, a permanent establishment or any other place of business in such other jurisdiction. There are no matters under discussion between the Company and any Taxing Authority with respect to matters that could result in an additional amount of Tax.
(d)There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time or statute of limitations for the assessment or payment of any Tax of or with respect to the Company.
(e)The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.
(f)None of the property of the Company is held in an arrangement that is or reasonably could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign

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investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.
(g)No property of the Company is “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).
(h)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) arising on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i) (or any corresponding or similar provision of state, local or foreign income Tax law).
(i)The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise. The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.
(j)The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company to take any action or to refrain from taking any action. The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated in this Agreement.
(k)The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).
(l)There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances or unapplied cash balances, that is escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under an applicable escheatment laws.
(m)All payments by or to the Company comply with all applicable transfer pricing requirements imposed by any Taxing Authority, and the Company has made available to Parent accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Company during the past five (5) years.
(n)The Company is and has been in full compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a Taxing Authority, and the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.
(o)The provision for Taxes set forth on the balance sheets included in the Financial Statements are sufficient for all accrued and unpaid Taxes, whether asserted or unasserted, contingent or otherwise, as of the dates thereof. The Company has not incurred any liabilities for Taxes since such

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dates (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the Ordinary Course of Business, or (iii) inconsistent with past custom or practice.
(p)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated in this Agreement.
(q)No power of attorney that is currently in force has been granted by the Company with respect to any matter relating to Taxes that could affect the Company.
(r)All of the Company’s property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate Taxing Authority for all periods prior to Closing and no portion of the Company’s property constitutes omitted property for property tax purposes.
(s)The Company has (i) complied or caused to comply with in all respects with all laws relating to the reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any non-U.S. law), timely filed or caused to timely file all withholding and information Tax Returns (including Forms W-2, 1099 and 1042), and maintained all required records with respect thereto, and (ii) collected or withheld (or caused to collect and withhold) (within the time and in the manner prescribed by law) from any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party and paid over to the proper Taxing Authority (or is properly holding for such timely payment) all amounts required to be so collected or withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws.
(t)The Company has collected, remitted and reported to the appropriate Taxing Authority all sales and use Taxes and value-added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax laws.
(u)The Company has not incurred (nor been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.
1.9Property and Assets.
(a)Personal Property. Except as set forth in Section 3.9(a) of the Disclosure Schedule, the Company has good and marketable title to, or valid leasehold interests in, all Personal Property used or held for use in its business or reflected in the Financial Statements. Such Personal Property constitutes all Personal Property used or necessary to conduct the business of the Company as it is presently conducted, and necessary to conduct the business of the Company after Closing in the same or similar manner as it is being conducted immediately prior to Closing. None of such Personal Property is owned by any other Person, except as set forth in Section 3.9(a) of the Disclosure Schedule, including an Equityholder or an Affiliate of an Equityholder, without a valid and enforceable right of the Company to use and possess such Personal Property. Except as set forth in Section 3.9(a) of the Disclosure Schedule, such Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted); and (ii) is available for use in the business and operation of the Company in the same manner as currently conducted.
(b)Liens. Except as set forth in Section 3.9(b) of the Disclosure Schedule, none of the Personal Property or assets of the Business is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances. There are no breaches or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any instrument, agreement or other document that creates, evidences or constitutes any Lien or that evidences, secures or governs the terms of any Indebtedness secured by any Lien (any such instrument, agreement or other document is referred to herein as a “Lien Instrument”). The transaction

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contemplated herein will not: (i) constitute a breach or a default under any Lien Instrument; (ii) permit (with or without notice, lapse of time or both), cause or result in (A) the acceleration of any Indebtedness evidenced, secured or governed by a Lien Instrument, or (B) the foreclosure or other enforcement of any Lien; (iii) permit or cause the terms of any Lien Instrument to be amended without the Company’s consent; or (iv) require the consent of any party to or holder of a Lien Instrument.
(c)Leased Real Property. The Company has never owned and does not currently own (1) fee simple title to any real property or (2) any ground lease interest under or pursuant to a ground lease. Section 3.9(c) of the Disclosure Schedule contains a true, correct and complete description, including a list of addresses, of all real property and interests in real property currently leased, subleased, licensed or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including for each discrete piece of real property, any deposit, additional rent (e.g., utility allocation, common area allocation or other allocation to the lessee based on the ratable percentage of the entire property allocated to the lessee), and any allocated but unused tenant finish allowance for such piece of real property. The Leased Real Property (i) is in good operating condition and repair, free from material structural, physical and mechanical defects; (ii) is maintained in a manner consistent with standards generally followed with respect to similar properties and also as required under the Real Property Leases (as hereinafter defined); (iii) is available for use in and sufficient for the purposes and current demands of the Business and operation of the Company as currently conducted; and (iv) is supplied with utilities and other services necessary for the operation of the Business as currently conducted.
(d)Except as set forth in Section 3.9(d) of the Disclosure Schedule, no consent is required from the lessor, sublessor, licensor or any other Person under any lease, sublease, license or other agreement (or, in each instance, any amendment, modification, renewal, exhibit and/or schedule thereto) governing the Company’s leasehold estate (or other occupancy rights, in and to the Leased Real Property), or otherwise related to the Leased Real Property (including all amendments, modifications, renewals, exhibits and schedules thereto, collectively, the “Real Property Leases”) to consummate the transactions contemplated in this Agreement and the Transaction Documents. Except as set forth in Section 3.9(d) of the Disclosure Schedule, (i) the Company is not subletting, and has not granted to any other person any existing right of use, operation or occupancy of, any of the Leased Real Property, nor has the Company agreed to do so, orally or in writing; (ii) the Company has not sold, transferred or assigned, or granted any Lien on or otherwise encumbered, all or any portion of its interest under any Real Property Lease or in any Leased Real Property, nor has agreed to do so, orally or in writing; and (iii) no person or entity has a superior or any sub-leasehold interest in, and no person or entity (other than the Company) has any right to use, operate or occupy, any Leased Real Property. No lessor, sublessor, or licensor under any of the Real Property Leases is an Affiliate of the Company. The Company has made available to Parent true, correct and complete copies of (A) all of the Real Property Leases; and (B) all Lien Instruments with respect to or affecting any of the Leased Real Property or any Real Property Lease. Each of the Real Property Leases is valid, binding (subject to the Remedies Exceptions) and enforceable in accordance with its terms and is in full force and effect, free and clear of Liens, and there are no offsets or defenses by either tenant or landlord, thereunder. The Company has (and after the consummation of the transactions contemplated in this Agreement and the Transaction Documents, will continue to have) a valid leasehold interest in each Leased Real Property, free and clear of all Liens, other than Permitted Encumbrances. Except as set forth in Section 3.9(d) of the Disclosure Schedule, the Company has accepted full possession of each Leased Real Property and is currently occupying same pursuant to the terms of the corresponding Real Property Lease. All “Landlord Work,” “Tenant Work,” or other material capital projects and/or alterations contemplated by each Real Property Lease have been completed in a good and workmanlike manner and have been accepted by the Company. There are no ongoing construction or other capital projects affecting any Leased Real Property, other than the decommissioning work set forth in Section 3.9(d) of the Disclosure Schedule. Except as set forth in Section 3.9(d) of the Disclosure Schedule, no work has been done at the Leased Real Property, and no materials have been supplied to the Leased Real Property, that have not been paid for, and there are no materialman’s liens or mechanic’s liens affecting the Leased Real Property or the Real Property Leases. There are no existing breaches of or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any of the Real Property Leases by the Company or any other Person. No party to the Real Property Leases has repudiated any provision thereof, or exercised any termination rights with respect thereto, and no such party has given notice of any

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outstanding dispute with respect to any Real Property Lease. There are no disputes, oral agreements or forbearance programs in effect, as to any of the Real Property Leases. The plants, buildings, structures, fixtures, furnishings, building systems (including plumbing and HVAC systems) and equipment on or forming a part of the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are currently being used. Each Leased Real Property is currently served by such utility services as are necessary for the operation of the Business in the manner currently operated. To the Knowledge of the Company, no material improvements constituting a part of the current Leased Real Property encroach on real property not leased by the Company to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements. There are neither any actual, nor, to the Knowledge of the Company, threatened or contemplated, condemnation or eminent domain proceedings that affect the Leased Real Property or any part thereof, and the Company has not received any written notice, or to the Knowledge of the Company, oral notice, from any Governmental Entity with respect thereto. The Company’s past and current use or occupancy of the Leased Real Property and the conduct of the Business as currently conducted do not violate: (i) any law, regulation, or ordinance applicable to the Leased Real Property; or (ii) any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property. The Company has not received any written notice, or to the Knowledge of the Company, oral notice, from any insurer or board of fire underwriters (or other body exercising similar functions) requesting the performance of any alterations or other work to the Leased Real Property, nor indicating that the Leased Real Property (or operations conducted thereon) are not insurable at prevailing commercial rates. No security deposit or portion thereof deposited with respect to the Real Property Leases for the Leased Real Property has been applied in respect of a breach or default under such Real Property Leases which has not been re-deposited in full. The Company has not received any notice of any increase in the current assessed valuation of the Leased Real Property or any notice of any contemplated special assessment. The Company does not own or hold, nor is obligated under any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any portion of or interest in the Leased Real Property or the Real Property Leases. The Leased Real Property constitutes all interests in real property necessary for the current and continued operation of the Business in the manner currently operated. The Company and each Leased Real Property are now and have been since January 1, 2019, in material compliance with all declarations of covenants, conditions or restrictions, restrictive covenants and reciprocal easement agreements, in each case affecting any Leased Real Property, and the Company has not received any notice of any material breach, violation or default under any such declarations, agreements or easements.
1.10Intellectual Property; Privacy and Data Security.
(a)Section 3.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of all of the following within the Owned Intellectual Property: (i) all applications, issuances, and registrations for Intellectual Property (“Company Registered IP”), (ii) all material common law unregistered trademarks, (iii) all material Trade Secrets and (iv) all Software. All Company Registered IP is subsisting, valid and, if registered, enforceable and all necessary fees and filings with respect to any Company Registered IP have been timely submitted to the applicable Governmental Entities. The consummation of the transactions contemplated herein shall not adversely impact, restrict, or otherwise impair the Company’s ownership or use rights in and to any Owned Intellectual Property and the Company will continue to own and have the right to use and/or assign all of the Owned Intellectual Property in all material respects in substantially the same manner as of the date hereof after Closing.
(b)Section 3.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of any and all Contracts or other arrangements (excluding (i) license agreements for free Software that is used exclusively for purposes other than research, development, or customer support, and is not incorporated into, embedded into, hosted with, or distributed in connection with the Business; and (ii) license agreements for non-customized off-the-shelf software applications programs that (1) have an annual fee of less than $50,000 and (2) are not incorporated into, embedded into, or hosted with Software, or distributed in connection with the Business) pursuant to which the Company has been granted or otherwise receive any right to use, host, or distribute any Intellectual Property used or held for use in the Business (the “Third Party Licenses”). The Company is in full compliance with the terms and conditions of all Third Party Licenses.

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(c)Section 3.10(c) of the Disclosure Schedule sets forth a true, correct, and complete list of all Company Products. No fact, condition or circumstance exists that would materially impair or delay the development of any of such Company Products. The Company has not entered into any Contract that restricts its right to make, have made, use or sell to an unlimited number of third parties any Company Products currently contemplated by, designed by or designed on behalf of the Company. Except as set forth in Section 3.10(c) of the Disclosure Schedule, the Company exclusively owns all Intellectual Property in all Company Products.
(d)The Owned Intellectual Property and the Third Party Licenses are collectively referred to herein as the “Business Intellectual Property.” The Company exclusively owns all right, title and interest in and to all Owned Intellectual Property, or has the valid and enforceable right to use all Business Intellectual Property that is not Owned Intellectual Property, free and clear of all Liens (other than Permitted Encumbrances). The Business Intellectual Property constitutes all the Intellectual Property that is used in, or necessary for, the conduct of the Business as currently conducted, the foregoing to be construed as a representation of the sufficiency of the Intellectual Property to conduct the Business, and not to be construed as a representation of non-infringement of any Patent rights of any Person.
(e)There is no pending or threatened action, suit, written claim or proceeding against the Company, that alleges that the Company’s use, or a consultant’s use on behalf of the Company, or ownership of any Business Intellectual Property infringes, misappropriates or otherwise violates (either directly or indirectly, such as through contributing infringement or inducement of infringement) any Intellectual Property rights of any third party. To the Knowledge of the Company, no Person is infringing, engaging in unauthorized use, misappropriating or otherwise violating (either directly or indirectly, such as through contributing infringement or inducement of infringement) any Business Intellectual Property. Except as set forth in Section 3.10(e) of the Disclosure Schedule, the Company has not received any written claim or demand, and no claim, action, suit, or other Legal Proceeding has been threatened, against the Company, challenging the validity of, or the Company’s ownership of or right to use, any Business Intellectual Property.
(f)To the Knowledge of the Company with respect to any Patent rights of any Person, neither the conduct of the Business as currently conducted, nor the ownership or use by the Company of any Business Intellectual Property in the conduct of the Business as currently conducted, infringes, misappropriates or otherwise violates any rights, including the Intellectual Property rights, of any Person.
(g)The Company has taken commercially reasonable and customary measures and precautions designed to protect and maintain the confidentiality of Trade Secrets and otherwise Company Confidential Information in which the Company has any right, title or interest. None of the employees or consultants of the Company has disclosed any Trade Secrets or otherwise confidential or personal information in which the Company or any Person has or purports to have any right, title or interest (or any tangible embodiment thereof) to any person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret or otherwise confidential or personal information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Trade Secrets or confidential or personal information, or is otherwise lawful. Except as set forth in Section 3.10(g) of the Disclosure Schedule, the Company has not received any written notice from any Person that there has been an unauthorized use or disclosure of any Trade Secret or otherwise confidential or personal information.
(h)All current and former consultants and independent contractors of the Company, including those who are or were involved in, or who have contributed to, the creation or development of any Owned Intellectual Property have executed and delivered to the Company a written and enforceable agreement (containing only customary exceptions to or exclusions from the scope of its coverage) regarding the protection of Company Confidential Information and, to the extent such Intellectual Property is not deemed a work-made-for-hire and assigned to the Company as a matter of law, the irrevocable assignment to the Company of all such Intellectual Property arising under employment or from services performed by such Persons. No current or former employee, consultant or independent contractor is in violation of any term of any such agreement, including any Intellectual Property

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disclosure or assignment agreement or any other Contract relating to the relationship of any such consultant or independent contractor with the Company. To the Knowledge of the Company, if an existing or former employer’s consent was required to be obtained in connection with the employee’s, consultant’s or independent contractor’s work for the Company, such consent was properly obtained. No current or former employee, consultant or independent contractor of the Company has any right, title, claim or interest in or with respect to any Business Intellectual Property owned by the Company or Intellectual Property exclusively licensed to the Company.
(i)Schedule 3.10(i) sets forth a correct and complete list of any and all Software used or held for use by the Company that is subject to a Limited License, and separately identifies for each item listed on such Schedule a description of how the Software is used, deployed, and/or distributed, including to customers and other third parties. “Limited License” is any type of Contract (e.g., for open source software) or distribution model other than licenses of Software to end users on commercial or evaluation terms that contains provisions that: (i) prohibit or restrict a Person’s ability to charge a royalty or receive consideration in connection with the sublicensing or distribution of any Software; (ii) require the distribution or making available of source code of any Software to any Person; (iii) except as specifically permitted by law, grant any right to any Person (other than the Company) or otherwise allow any such Person to decompile, disassemble or otherwise reverse-engineer any Software; (iv) require the licensing or disclosure of any Software to another Person for the purpose of making derivative works; (v) restrict a Person’s ability to place restrictions on Software; or (vi) permits a Person to distribute or otherwise use the Software without incurring a monetary obligation subject to the satisfaction of non-monetary obligations or conditions (by way of example only and without limitation, distributing the Software with particular copyright notices). The term “Limited Licenses” also includes the following: (A) GNU’s General Public License (GPL), Affero GPL (AGPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Eclipse Public License (EPL), (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), and (G) the Sun Industry Standards License (SISL), (H) a BSD license, (I) the Apache License or (J) any license approved by the Open Source Initiative (www.opensource.org) and listed on its website as of the Closing. The Software set forth on Schedule 3.10(i) shall be referred to collectively as “Limited License Software.” Except as set forth in Schedule 3.10(i), (A) none of the Owned Intellectual Property is, in whole or in part, subject to a Limited License and (B) none of the Company, their Affiliates or their employees or consultants have modified or made derivatives of the Limited License Software.
(j)All Software that is Owned Intellectual Property is free from any significant defect, programming or documentation error including bugs, logic errors or failures of the Software to operate in all material respects as described in the related documentation, and conforms to the specifications thereof. Neither the Owned Intellectual Property nor the IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(k)No government funding, facilities of a university, college, other educational institution or research center was used in the creation or development of the Owned Intellectual Property. No current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property. The Company is not a party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Owned Intellectual Property.
(l)Except as set forth on Schedule 3.10(l), since January 1, 2019, the Company has not suffered any Security Incident. To the Knowledge of the Company, since January 1, 2019, no service provider (in the course of providing services for or on behalf of the Company) has suffered any Security Incident.

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(m)Since January 1, 2019, the Company and its applicable subcontractors, vendors and service providers (in the course of providing services for or on behalf of the Company), have complied in all material respects with its or their respective contractual obligations in any Contract relating to the Processing of Sensitive Data. The execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder do not violate any Privacy and Security Obligations relating to the Processing of any Sensitive Data. The Company is not subject to any contractual requirements or Privacy and Security Obligations that, following the Closing, would materially impair the Company from Processing Personal Data in the manner in which the Company Processed such Personal Data immediately prior to the Closing.
(n)The Company has written privacy and security policies that govern its Processing of Personal Data that comply in all material respects with Applicable Laws, and since January 1, 2019, the Company has complied with such policies in all material respects in the conduct of the Business of the Company. Since January 1, 2019, the Company has been in compliance in all material respects with all Privacy and Security Obligations. Except as set forth in Section 3.10(n) of the Disclosure Schedule, the Company has not received any notice or written complaint regarding the Company’s Processing of Personal Data, or alleging non-compliance with or violation of any Privacy and Security Obligations. The Company has not received any subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of or non-compliance with any Data Protection Laws, and, to the Knowledge of the Company, the Company is not under investigation by any Governmental Entity for any violation of any Data Protection Laws.
(o)The Company owns or has sufficient rights to use all IT Systems in connection with the Business as currently conducted. The Company has purchased a sufficient number of seat licenses for all Software currently licensed for use by the Company, which number is sufficient for the current and anticipated future needs of the Business of the Company. Except as set forth in Section 3.10(o) of the Disclosure Schedule, the IT Systems have not suffered any unplanned or critical failures, continued substandard performance, errors, breakdowns, cyber attacks or other adverse events that have caused any material disruption or interruption in the operation of the Business of the Company. The IT Systems (i) are in good working order; (ii) function in all material respects in accordance with all specifications and any other descriptions under which they were supplied, (iii) operate and perform in all material respects as is necessary for the Business of the Company as currently conducted and as planned to be conducted, and (iv) do not contain any ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or hardware components or software routines designed to permit unauthorized access to or to disable, disrupt, impair, destroy or otherwise harm any IT Systems or Sensitive Data. The Company has implemented and maintains commercially reasonable security controls, business continuity and disaster recovery plans, and support/maintenance procedures and facilities for its Business and for the IT Systems.
(p)The Company takes commercially reasonable steps to train its employees on applicable Privacy and Security Obligations. All employees with a right to access Sensitive Data are under ethical or written obligations of confidentiality with respect to such Sensitive Data. The Company conducts commercially reasonable training on, and monitors compliance with, applicable Privacy and Security Obligations.
(q)The Company has (i) adopted commercially reasonable information security and privacy programs, including commercially reasonable and effective administrative, physical, and technical safeguards consistent with applicable Privacy and Security Obligations, which are designed to protect the confidentiality, integrity, availability and security of Sensitive Data against unlawful or unauthorized access, use, modification, disclosure or other misuse, (ii) conducted commercially reasonable privacy and information security audits and penetration tests at reasonable intervals on the IT Systems, and has addressed all material privacy or information security issues raised in any such audits or penetration tests (including third party audits of the IT Systems), (iii) conducted commercially reasonable privacy and information security diligence on all vendors, service providers, contractors, and third parties that have access to the IT Systems or Sensitive Data, and (iv) contractually obligated such vendors, service providers, contractors and third parties to take reasonable steps to protect and safeguard Sensitive Data from a Security Incident, provide prompt notice of any Security Incident and comply with applicable Data Protection Laws.

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1.11Accounts Receivable and Payable.
(a)A true, correct and complete list of the accounts receivable, notes receivable, other receivables and trade accounts of the Company (the “Receivables”) as of September 30, 2024, showing the breakdown and aging thereof, is included in Section 3.11(a)(i) of the Disclosure Schedule. All Receivables are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were determined in accordance with GAAP and the Company’s past practice. No Person has any Lien (other than a Permitted Encumbrance) on any of the Receivables, and no agreement for any deduction or discount has been made with respect to any of the Receivables except as fully and adequately reflected in reserves for doubtful accounts set forth in the Most Recent Financial Statements or as set forth in Section 3.11(a)(ii) of the Disclosure Schedule. Except as set forth in Section 3.11(a)(iii) of the Disclosure Schedule, all Receivables represent products delivered or services actually performed by the Company in the Ordinary Course of Business. Deferred revenues are presented on the Financial Statements, in accordance with GAAP and the Company’s past practice, with respect to the Company’s (i) billed but unearned Receivables; (ii) previously billed and collected Receivables still unearned; and (iii) unearned customer deposits.
(b)A true, correct and complete list of the accounts payable, notes payable and other payables of the Company as of September 30, 2024, showing the breakdown and aging thereof, is included in Section 3.11(b)(i) of the Disclosure Schedule. At the Closing Date, except as set forth in Section 3.11(b)(ii) of the Disclosure Schedule, all accounts payable have been incurred in exchange for goods or services delivered or rendered to the Company in the Ordinary Course of Business, and the Company has not guaranteed or agreed to guarantee any debt, liability or other obligation of any Person. All accounts payable reflected in the Most Recent Financial Statements or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.
1.12Compliance; Permits.
(a)The Company is currently, and has been at all times since January 1, 2019, in compliance in all material respects with all Applicable Laws. Since January 1, 2019, the Company has not been notified in writing by any Governmental Entity or any other Person regarding any present or past, alleged, possible or potential violation of, or failure to comply with, any Applicable Law, or any review or investigation with respect to the violation of any such Applicable Law. No investigation or review with respect to the violation of any Applicable Law is pending or has been threatened, against the Company or the Business, and there are no facts or circumstances which could form the basis for any such violation. To the Knowledge of the Company, no Governmental Entity has proposed or is considering any law that, if adopted or otherwise put into effect, (i) may have an adverse effect on (A) the Business, (B) the condition, assets, liabilities, operations, financial performance, net income or prospects of the Company, or (C) the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any other Transaction Document or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated in this Agreement.
(b)The Company holds, and is, and at all times since January 1, 2019 has been, in compliance in all material respects with, and Section 3.12(b) of the Disclosure Schedule sets forth a true and complete list of, all permits, licenses, registrations and government authorizations (“Permits”) that are required: (i) for (A) the Company to own, occupy and use its properties and assets in the manner in which they are currently owned, occupied and used and (B) the operation of the Company’s businesses, including the Business, as presently conducted, in each case with respect to clauses (A) and (B) other than those the failure of which to possess is immaterial, and (ii) under any Contract. All of the Company’s Permits are valid and in full force and effect. Except as set forth on Section 3.12(b) of the Disclosure Schedule, the transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permit.
1.13Sanctions and Export and Import Laws.

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(a)Sanctions. Neither the Company, nor any of the Company’s or its Affiliates’ respective officers, directors, employees, or agents, nor any Equityholder nor any of its officers, directors, employees or agents acting on its behalf in connection with the transactions contemplated hereby or with respect to the Company and the Business, nor, to the Knowledge of the Company, any of the Company’s Affiliates, is a Sanctioned Person (or to the Actual Knowledge of the Company has been has been a Sanctioned Person during the past five (5) years). Except as set forth in Section 3.13(a) of the Disclosure Schedule, neither the Company nor its Affiliates, directly or indirectly, during the past five (5) years (or to the Knowledge of the Company, at any other time) (i) has had, or currently has, assets located in, or otherwise has derived, or currently derives, revenues from or has engaged or currently engages in, investments, dealings, activities, or transactions in or with or involving, any Sanctioned Territory; or (ii) has derived or currently derives revenues from or has engaged or currently engages in investments, dealings, activities, or transactions with, any Sanctioned Person.
(b)Compliance with Sanctions and Export and Import Laws. Except as set forth in Section 3.13(b) of the Disclosure Schedule, the Company and its Affiliates, and their respective officers, directors, employees and agents have been during the past five (5) years (and to the Knowledge of the Company, at all other times) and are in compliance, in all material respects, with all Sanctions and Export and Import Laws.
(c)Proceedings. There have not been during the past five (5) years (or to the Knowledge of the Company, at any other time), and there currently are no, Legal Proceedings, pending or threatened against or involving the Company or the Business, or to the Knowledge of the Company, any of the Company’s or its Affiliates’ respective officers, directors, employees or agents, by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity, or any informal or formal investigation by the Company or its Affiliates, or their respective legal representatives or a Governmental Entity involving the foregoing, that relates to a potential or actual violation of Sanctions or Export and Import Laws; nor does a basis for any such Legal Proceeding or investigation exist. Neither the Company nor any of its Affiliates, submitted any voluntary self-disclosures, in the last five (5) years (or to the Knowledge of the Company, at any other time) from or to any Governmental Entity, with respect to a potential or actual violation of Sanctions or Export and Import Laws. There is no injunction, judgment, decree or order binding upon or against the Company or any of its subsidiaries or Affiliates with respect to a potential or actual violation of Sanctions or Export and Import Laws.
1.14Brokers’ and Finders’ Fees. Except for AXOM Partners, LLC (“AXOM”), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated herein or therein. Except for AXOM, no finder, broker, financial advisor, investment banker, agent or other intermediary has acted, directly or indirectly, for or on behalf of the Company in connection with the transactions contemplated in this Agreement and the Transaction Documents.
1.15Employment Matters.
(a)No Termination. Except as set forth in Section 3.15(a) of the Disclosure Schedule, to the Knowledge of the Company, no Liquidity Bonus Recipient (other than Eric Martineau) or Key Employee has provided the Company written notice of his, her, or their intention to terminate his, her or their employment with the Company.
(b)Employees. Except as set forth in Section 3.15(b)(i) of the Disclosure Schedule, (i) no present or former employee of the Company or applicant for employment has claimed in writing, since January 1, 2019, that the Company is in violation of any term of any employment Contract or compensation agreement, plan or arrangement or is in violation of any Applicable Law relating to the employment relationship; (ii) no third party has claimed in writing, or to the Knowledge of the Company, orally, that any present or former employee of the Company has, since January 1, 2019, breached his or her duties under any patent disclosure agreement, confidentiality agreement, non-solicitation agreement, noncompetition agreement or any other restrictive covenant running in favor of such third party; (iii) no third party has claimed that any present or former employee of the Company has, since January 1, 2019, disclosed or utilized any Trade Secret or proprietary information or documentation of such third party;

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(iv) no third party has, since January 1, 2019, claimed that any present or former employee of the Company has interfered in the relationship between such third party and any of its present or former employees or contractors; and (v) no present or former employee of the Company has, since January 1, 2019, disclosed any Trade Secret, information or documentation proprietary to any current or former employer or other third party, or violated any confidential relationship with any such third party in connection with the development, manufacture or sale of any product, or the development or sale of any service, of the Company. Section 3.15(b)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all employees and other individual service providers of the Company as of the date hereof, showing for each such employee and other individual service provider (as applicable): (A) full legal name, (B) current job title and location (C) date of hire, (D) current compensation of any kind or description whatsoever for each such employee, including base salary or hourly rate, expected and maximum potential target bonuses, any other bonuses, commissions, or other incentive compensation, severance arrangements, and fringe or other benefits, whether payable in cash or in kind, (E) wage and hour classification for each employee, (F) any payments or benefits required or anticipated to be made or provided by the Company to any such employee in connection with the transactions contemplated in this Agreement or any other change of control transaction, including, cash payments, forgiveness of indebtedness, assumption of tax liability, severance benefits or vesting acceleration, and any agreement or understanding between the Company and any such employee relating to any such payment or benefit, (G) each employee’s visa status, or confirmation that such employee is a U.S. citizen, and (H) whether such individual is currently employed, on leave relating to work-related injuries and/or receiving disability benefits under any Employee Benefit Plan, to the extent the Company is not prohibited by Applicable Laws from providing the information described in this clause (H). Except as set forth in Section 3.15(b)(iii) of the Disclosure Schedule, the Company has not made any agreements to pay any employee wages, incentive compensation in the form of cash, equity or any other property, or other benefits and there are no severance payments or other payments that are or could become payable to any employee under the terms of any oral or written agreement or commitment or any Applicable Law, custom, trade or practice as a result of the transactions contemplated in this Agreement or the Transaction Documents. Except as set forth in Section 3.15(b)(iv) of the Disclosure Schedule, the Company has no employees located outside of the United States.
(c)Labor Unions. None of the employees of the Company is represented by a labor union, and the Company is not subject to, or negotiating, any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work slowdown, work stoppage or other labor trouble (including, to the Knowledge of the Company, any organizational drive) against the Company pending or threatened. The Company has not agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company. No labor union or other collective bargaining representative claims to or is seeking to represent any employees of the Company. No union organizational campaign or representation petition is currently pending or threatened or reasonably anticipated with respect to any employees of the Company. There is no unfair labor practice charge or proceeding pending against the Company before the National Labor Relations Board.
(d)Legal Compliance. Since January 1, 2019, neither the Company, nor any employee or representative of the Company, has committed or engaged in any unfair labor or illegal employment practice in connection with the conduct of the business of the Company, and there is no action, suit, claim, charge or complaint against the Company or any Company employee or representative pending or threatened or reasonably anticipated relating to any employment, labor, safety, whistleblower, or discrimination matters, including charges or complaints of unfair labor practices, discrimination, retaliation, or wrongful discharge. The Company is in compliance with all Applicable Laws relating to employment or labor, including laws relating to employment discrimination, retaliation, wrongful discharge, labor relations, fair employment practices, payment of wages and overtime, classification of employees (whether for purposes of overtime or employee/independent contractor status or otherwise), leaves of absence, disability accommodation, immigration, employee benefits, and affirmative action. Except as set forth in Section 3.15(d) of the Disclosure Schedule, each Person related to the Business and classified by the Company as an “independent contractor,” consultant, volunteer, subcontractor, “temp,” leased employee, or other contingent worker is properly classified under all Applicable Laws, and the Company has fully and accurately reported all payments to all such independent contractors and other

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contingent workers on IRS Form 1099s or as otherwise required by Applicable Laws. Except as set forth in Section 3.15(d) of the Disclosure Schedule, each employee related to the Business classified as “exempt” or “non-exempt” from overtime under the Fair Labor Standards Act (the “FLSA”) and any state or local laws governing wages, hours, and overtime pay has been properly classified or paid as such, as applicable, consistent with Applicable Laws, and the Company has not incurred any liabilities under the FLSA or any state wage and hour laws for such employees. All employees of the Company are legally authorized to work in the United States and the Company and its employees have properly completed, updated and retained I-9 forms. No federal, state, or local agency responsible for the enforcement of labor and employment laws is conducting or intends to conduct an investigation with respect to or relating to the Company. No written allegations or reports of sexual harassment, illegal retaliation or discrimination by any officers or management employees of any Company have been made known to Company. Except as set forth in Section 3.15(d) of the Disclosure Schedule, the Company has not, since January 1, 2019, entered into any settlement agreement relating to allegations of workplace sexual harassment, illegal retaliation or discrimination (including with respect to a protected classification, including race and gender, hostile work environment or similar misconduct).
(e)WARN Act. The Company has not taken any action that would result in liabilities under, or notice obligations with respect to, the Workers Adjustment and Retraining Notification Act or any equivalent state or local laws. The Company is not a party to any agreements or arrangements or subject to any requirement that in any manner restricts the Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of the Company, subject to Applicable Law.
(f)Employment Agreements. Except as set forth in Section 3.15(f) of the Disclosure Schedule, the Company is not bound by any written employment agreements or commitments to any employees, other than on an at-will basis.
1.16Employee Benefit Plans.
(a)Section 3.16(a) of the Disclosure Schedule lists all Employee Benefit Plans as of the date hereof. With respect to each Employee Benefit Plan, the Company has delivered to Parent true and substantially complete copies (or, to the extent such plan is unwritten, an accurate description), to the extent applicable, of: (i) the current plan and trust documents and any amendments thereto, and the most recent summary plan description, together with each summary of material modifications or other material participant communications with respect to such Employee Benefit Plan; (ii) the most recent Internal Revenue Service determination, opinion or advisory letter; (iii) for the three (3) most recent years, any notices or other communications to or from the Internal Revenue Service or any office or representative of the Department of Labor or any Governmental Entity in respect of such Employee Benefit Plan; (iv) the three (3) most recent annual reports on Form 5500, including all attached schedules; (v) the Most Recent Financial Statements; (vi) the most recent actuarial valuation report; (vii) all discrimination tests and safe harbor notices for the last three (3) plan years; (viii) the most recently filed or distributed of each of Forms 1094-C and 1095-C; and (x) any other documents in respect thereof reasonably requested by Parent. No Employee Benefit Plan is maintained outside of the United States.
(b)Except as set forth in Section 3.16(b) of the Disclosure Schedule, (i) each Employee Benefit Plan has been maintained, funded and administered in all material respects with its terms and the applicable requirements of ERISA, the Code and any other Applicable Laws; and (ii) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan or result in such Employee Benefit Plan being required to pay any material Tax or penalty (civil or otherwise) under Applicable Law. All benefits, contributions and premium payments required to be made with respect to an Employee Benefit Plan have been timely made or paid in full, or to the extent not required to be made or paid in full, have been accrued and reflected on the Financial Statements as required by GAAP.

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(c)Neither the Company nor any of its ERISA Affiliates currently sponsors, maintains or contributes to (or is obligated to contribute to) or has, within the last six (6) years, sponsored or maintained, contributed to or has been obligated to contribute to, or had any liability (contingent or otherwise) with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Sections 412, 430, or 4971 of the Code or Section 302 of ERISA (including any Multiemployer Plan), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither the Company nor any of its ERISA Affiliates has any liability (contingent or otherwise) as a result of a failure to comply with the continuing coverage requirements of COBRA.
(d)The Company does not have any obligation or liability to provide post-employment medical or welfare benefits, except as required by the continuing coverage requirements of COBRA and at the sole expense of the participant or such participant’s spouse or dependents. There has been no communication to any employees of the Company or its Affiliates which could reasonably be interpreted to promise or guarantee post-employment medical or welfare benefits on a permanent basis and the Company and its Affiliates have reserved the right to amend, terminate or modify at any time all Employee Benefit Plans that provide for post-employment medical or welfare benefits.
(e)Neither the Company nor, to the Knowledge of the Company, any plan sponsor or plan administrator of an Employee Benefit Plan, or any third-party fiduciary of an Employee Benefit Plan, has engaged in any transaction or breached any fiduciary duty with respect to such Employee Benefit Plan that would be reasonably likely to subject the Company or an Employee Benefit Plan to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other Applicable Law, or any other material liability. There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by or on behalf of any Employee Benefit Plan or any trusts which are associated with such Employee Benefit Plans and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in such claim. None of the Employee Benefit Plans are under audit or subject to an administrative proceeding, investigation or examination by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, and no facts or circumstances could reasonably be expected to result in such audit, administrative proceeding, investigation or examination. No Employee Benefit Plan has been subject to any correction for noncompliance made under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity in the three (3)-year period prior to the date hereof.
(f)Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the regulations and related guidance promulgated thereunder.
(g)The obligations of all Employee Benefit Plans that provide medical, dental, vision or similar benefits are fully insured through a bona fide third-party insurer. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider. Each Employee Benefit Plan that covers current or former employees (including leased employees) of the Company satisfies the requirements of the Patient Protection and Affordable Care Act and the regulations and guidance issued thereunder (the “PPACA”), such that there is no reasonable expectation that any material Tax or material penalty could be imposed pursuant to PPACA that relates to such group health plan.
(h)Except as set forth in Section 3.16(h) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other Transaction Document to which the Company is a party nor the consummation of the transactions contemplated herein or therein (alone or in conjunction with any other event) will or could (i) accelerate the time of payment or vesting or increase the amount of, or trigger any funding of, compensation or benefits under any Employee Benefit Plan, Contract or otherwise; (ii) result in any limitation on the right of the Company or its Affiliates to amend, merge, terminate or receive a reversion of assets from an Employee Benefit Plan or related trust; (iii) entitle any current or former director, officer, manager, employee, contractor or consultant of the

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Company or its Affiliates to severance pay, termination pay or any other similar payment, right or benefit; (iv) result in any payment, right or benefit that would (A) not be deductible under Section 280G of the Code and/or (B) could result in any excise tax on any “disqualified individual” (within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 280G”)) under Section 4999 of the Code. The Company and its Affiliates do not have any obligation to gross-up or reimburse any current or former director, officer, manager, employee, contractor or consultant of the Company or its Affiliates for any Taxes or related interest or penalties incurred by such individual, including under Section 4999, 409A or 105(h) of the Code.
(i)There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect of such plan for the most recent fiscal year ended prior to the date hereof.
(j)All Liabilities or expenses of the Company in respect of any Employee Benefit Plan (including workers’ compensation) which have not been paid have been properly accrued on the Financial Statements. All contributions or premium payments required to have been made under the terms of any Employee Benefit Plan or in accordance with Applicable Law as of the date hereof have been timely made or properly reflected on the Financial Statements.
1.17Environmental Matters.
(a)The Company is and has at all times since January 1, 2019, been in compliance in all material respects with all applicable Environmental Laws.
(b)The Company has obtained, and is and has at all times since January 1, 2019, been in compliance in all material respects with all of the terms and conditions of, all Permits that are required under any Environmental Law, and all such Permits are in full force and effect, free from breach, and will not be adversely affected by the transactions contemplated by this Agreement.
(c)The Company has not received written notice regarding any actual or alleged violation of, or liability arising under, any Environmental Law, which remains pending or unresolved or is the source of ongoing obligations or requirements as of the Closing.
(d)No Legal Proceeding is pending or threatened by any Person against the Company alleging any failure to comply with, or liability arising under, any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials; and the Company is not subject to any Order arising under Environmental Laws.
(e)The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.
(f)The Company has not handled, stored, transported, disposed of, arranged for or permitted the disposal of, released, or exposed any person to, any Hazardous Material in a manner that has given or could give rise to liabilities under Environmental Law, and no physical condition exists on or under any property owned or operated by the Company that could give rise to any investigative, remedial or other obligation of the Company under any Environmental Law or that could result in any kind of liability of the Company under Environmental Law.
1.18Material Contracts.
(a)Section 3.18(a) of the Disclosure Schedule contains a complete, current and correct listing of all of the following types of Contracts (which lists Contracts by each applicable subsection referenced below in this Section 3.18(a) that are described in clauses (i) through (xxiv) below),

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but excluding any Employee Benefit Plans (the “Material Contracts”) to which the Company is a party or any of its properties or assets are bound, in each case, that are in effect on the date of this Agreement:
(i)Any Contract that could reasonably be expected to result in aggregate payments by or to the Company of more than $75,000 in any one-year period after the date hereof, or $150,000 in the aggregate over the remaining life of such Contract (not including any auto renewals of the term);
(ii)Any Contract that is a purchase and sale agreement and provides for the sale or other disposition after the date hereof of any material assets of the Company (A) that remains executory as of the date of this Agreement with regard to the requirement of Company to sell or deliver such property or (B) was entered into by the Company on or after January 1, 2019 with respect to which the Company assumed or retained any material liabilities outside of the Ordinary Course of Business;
(iii)Any Affiliate Contract;
(iv)Any Contract containing any limitation on the freedom or ability of the Company (or which following the Closing Date would purport to limit the freedom of the Company, Parent or any of its Affiliates (including the Company)) to (A) engage in any line of business, compete with, or solicit any customer of, any Person, (B) acquire any product or other asset or any services from any other Person, (C) solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) develop, sell, supply, license, offer, support, distribute or service any product or any technology or other asset to or for any other Person, (E) perform services for any other Person or (F) operate, transact business or deal in any other manner with any other Person or at any location in the world, during any period of time or in any segment of any market;
(v)Any Contract (A) imposing any confidentiality obligations on the Company or on any other Person (other than routine nondisclosure agreements entered into by the Company in the Ordinary Course of Business), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar preferential right to any Person;
(vi)Any Contract containing or relating to a guarantee or endorsement by the Company of, or obligation to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or measured by, or any other contingent obligations in respect of, any Indebtedness (including obligations involving or incorporating any mortgage, pledge, security agreement, deed of trust, financing statement, guaranty, surety, warranty, performance or completion bond, indemnity, indenture, swap or other document granting a Lien of any nature whatsoever (including Liens under properties acquired under conditional sales, capital leases or other title retention or security devices)), Liabilities or obligations or the performance of a third party (e.g., performance guarantees, including the performance of payment obligations);
(vii)Any Contract (A) with respect to the Leased Real Property or (B) pursuant to which the Company is lessee of any personal property and is obligated to make payments in excess of $25,000 in any one-year period after the date hereof;
(viii)Any Contract pursuant to which the Company is lessor of or permits any third party to hold or operate any property, real or personal (including ownership for Tax purposes);
(ix)Any Contract (other than with a customer of the Company entered into in the Ordinary Course of Business on the Company’s standard form) with a term expiring after December 31, 2024, that is not terminable by the Company on ninety (90) days’ or less notice without payment or penalty;
(x)Any Contract pursuant to which the Company has granted any power of attorney;

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(xi)Any Contract (A) that provides for indemnification of any officer, member, manager, employee, former employee or agent of the Company or (B) the primary purpose of which is to indemnify any other third party;
(xii)Any Contract containing (A) a “most-favored nation” clause or other clause that purports to adjust pricing or services provided by the Company based on the terms made available to other customers or similar Persons, (B) a provision that grants, vests or conveys ownership or exclusive rights to, or does not provide that the Company retains sole and exclusive ownership of, any work product, derivatives, improvements, modifications or inventions under any Contract, (C) a provision restricting, or granting any other party any additional rights in the event of, any change of control of the Company, or (D) any exclusivity provisions;
(xiii)Any settlement agreement with unsatisfied or continuing obligations in excess of $25,000, or that restricts or otherwise affects the operations of the Company after the Closing;
(xiv)Any Contract entered into since January 1, 2019 (A) relating to the acquisition or disposition of any business or entity (whether by merger, sale of stock, sale of assets or otherwise), (B) to the Knowledge of the Company, that resulted in the acquisition of all or substantially all assets of any Person, or (C) relating to the acquisition or disposition of any material asset or property, and, in the case of each of (A), (B) and (C), if thereunder there are currently effective obligations (including any earnout or contingent payments or obligations) of the Company with respect to material liabilities assumed or retained outside of the Ordinary Course of Business;
(xv)All Third Party Licenses set forth on Section 3.10(b) of the Disclosure Schedule and any other Contract (other than with a customer of the Company entered into in the Ordinary Course of Business on the Company’s standard form) relating in whole or in part to Intellectual Property, exclusive of commercial, non-customized off-the-shelf, third-party shrink-wrap software licenses;
(xvi)Any Contract to which the Company is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement (excluding any Options to purchase any Company Common Stock), whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;
(xvii)Any Contract (A) relating to the voting or registration of any Equity Interests, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any Equity Interests, or (D) relating to any pending sale or transfer of any Equity Interests;
(xviii)Any Contract that constitutes or relates to a partnership (limited or general) agreement, joint venture agreement, exchange agreement or similar Contract (excluding any tax partnership or joint operating agreement) involving the sharing of profits and losses (a “Partnership Contract”);
(xix)Any (A) employment agreement (other than at-will agreements that may be terminated with or without notice and with or without liability to the Company) or (B) Contract that provides for (1) a payment by the Company upon a change of control of the Company (or similar transaction), (2) severance payments or benefits or (3) a bonus or similar payment (whether in the form of cash or Equity Interests but excluding payments constituting base salary);
(xx)Any Contract for the future purchase of materials, supplies or equipment in excess of the current requirements of the Business of the Company;
(xxi)Any Contract with any Governmental Entity;

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(xxii)Any Contract for the future sale of the Company’s assets or the grant of any preferential rights to purchase the Company’s tangible assets or tangible property;
(xxiii)Any Contract related to the Convertible Notes; and
(xxiv)Any other Contract that is material to the Company and not previously disclosed to this Section 3.18.
(b)True, correct and complete copies of the Material Contracts have been delivered to or made available to Parent. As of the date hereof, with respect to the Company, each Material Contract is valid and binding and in full force and effect and is enforceable in accordance with its terms subject to the Remedies Exceptions. As of the date hereof, with respect to any party to a Material Contract other than the Company, each Material Contract is valid and binding and in full force and effect and is enforceable in accordance with its terms subject to the Remedies Exceptions. As of the date hereof, no event or condition exists which constitutes a default, or with notice or lapse of time or both would become a default, on the part of the Company under any Material Contract or, to the Knowledge of the Company, any other party to a Material Contract. Except as set forth on Section 3.18(b) of the Disclosure Schedule, the Company has not received written notice, or to the Knowledge of the Company, oral notice, of any party to any Material Contract of such party’s intent to cancel or terminate such Material Contract or amend the terms thereof in any material respect. Except if the Company fails to receive the consents (or waivers of termination rights) and timely provide the notices, in each case set forth on Section 3.4 of the Disclosure Schedule, the consummation of the Merger and the other transactions contemplated herein will not affect the validity, enforceability and continuation of any Material Contract on the same terms applicable to such Material Contract as of the date hereof.
1.19Insurance.
(a)At all times since January 1, 2019, the Company has been covered by insurance (i) for such amounts as are sufficient for all requirements of Applicable Law and all Material Contracts to which the Company is a party or by which the Company or its assets or properties is bound and (ii) that are in such amounts, with such deductibles and against such risks, liabilities and losses, as are reasonable for the Business, assets and properties of the Company.
(b)Section 3.19(b)(i) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured or otherwise the beneficiary of coverage as of the date hereof: policy name, policy number, carrier, term, deductibles, type and amount of coverage, effective and termination dates and annual premium. The Company has provided Parent with true and complete copies of each such policy as in effect on the date hereof, each submission and each broker or consultant Contract. Except as set forth in Section 3.19(b)(ii) of the Disclosure Schedule, there are no claims pending under any of such policies and there are no disputes between the Company and any of the underwriters of said policies. To the Knowledge of the Company, no event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or that could reasonably be expect to result in a prospective upward adjustment in such premiums. Except as set forth in Section 3.19(b)(iii) of the Disclosure Schedule, each of such insurance policies is legal, valid, binding, enforceable and in full force and effect (subject to the Remedies Exceptions), and will continue to be legal, valid, binding, enforceable and in full force and effect (subject to the Remedies Exceptions) on identical terms immediately following consummation of the transactions contemplated in this Agreement and any other Transaction Document. Neither the Company, nor, to the Knowledge of the Company, any other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under any such insurance policy. No party to any such insurance policy has repudiated any provision thereof. The Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any pending claim under any insurance policy; or (iii) material adjustment in the amount of

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the premiums payable with respect to any insurance policy. The Company has presented all claims and given all notices required under such policies in a due and timely manner. Except for amounts deductible under policies of insurance and as described in Section 3.19(b)(iv) of the Disclosure Schedule, the Company has not been and is not subject to liability as a self-insurer. No event has occurred, including the failure by the Company to give any notice or information or the Company giving inaccurate or erroneous notice or information, that limits or impairs the rights of the Company under any insurance policies.
1.20Transactions with Related Parties. Except as set forth in Section 3.20(a) of the Disclosure Schedule, no current employee, officer, director or Equityholder of the Company, nor any member of his or her immediate family, nor any of their respective Affiliates, (i) is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them or (ii) has any direct or indirect ownership interest in any property, tangible or intangible, Intellectual Property or asset used or developed by or for the Company in the conduct of the Business, except through such Person’s ownership of capital stock or any other Equity Interests of the Company. Except as set forth in Section 3.20(b) of the Disclosure Schedule, no current employee, officer or director, nor any member of his or her immediate family, nor any of their respective Affiliates is directly or indirectly, a party to any Contract with the Company or its Affiliates, other than Contracts between the Company and any employee in their capacity as such, including any Contract granting Options or RSUs (each, an “Affiliate Contract”).
1.21Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors of the Company. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock, equity interests, options, and any other securities of the Company. True and complete copies of the minute books and the stock ledger of the Company have been made available to Parent. The Company has not taken any action that is inconsistent in any material respect with the minute books or stock ledger of the Company. The minute books, stock ledger and other records of the Company have been maintained in all material respects in accordance with all Applicable Laws. All such records of the Company are in actual possession or direct control of the Company.
1.22Absence of Changes. Since December 31, 2023 to the date hereof, there has not occurred any Material Adverse Effect. Except as set forth in the applicable subsection of Section 3.22 of the Disclosure Schedule, from such date to the date hereof, the Company has conducted its business only in the Ordinary Course of Business, and the Company has not:
(a)failed to use commercially reasonable efforts to preserve intact the Company’s present business organization and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers;
(b)failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry;
(c)amended, terminated or failed to renew any Material Contract (other than non-renewals upon the expiration of the applicable term), or received any written notice that any other Person has or intends to take any such actions;
(d)entered into any Material Contract;
(e)entered into or modified any non-compete contracts under which the Company is the obligor, or modified or waived any of its rights under any existing non-compete contract under which the Company is the beneficiary;
(f)transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

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(g)cancelled, terminated, or failed to renew any Contract authorizing the Company to use Intellectual Property of any third parties, except for any such Contracts that are for Intellectual Property that are no longer in use by the Company;
(h)made or pledged to make any charitable or other capital contribution;
(i)(i) adopted, amended, modified or terminated any Employee Benefit Plan (except as required by Applicable Law or in connection with an annual renewal), (ii) made any contribution to any Employee Benefit Plan (other than regularly scheduled contributions), (iii) increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors) other than in the Ordinary Course of Business, and no such future increase is contractually or legally required, or (iv) granted any equity or equity based awards, including, but not limited to, any Option or RSUs under the Equity Incentive Plan;
(j)made any oral or written representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provision of such Employee Benefit Plan;
(k)terminated or transferred any employee other than in the Ordinary Course of Business;
(l)hired or appointed any new officers, directors, or exempt employees, except (i) to replace existing employees at similar compensation levels or (ii) for any new employees hired in the Ordinary Course of Business;
(m)entered into any Contract with, directly or indirectly, any officer or director or Affiliate thereof, or made any payment or distribution to any of the foregoing other than (i) salaries, (ii) expense reimbursements or (iii) advances to directors, officers and employees of the Company in the Ordinary Course of Business not to exceed, in the aggregate, $10,000;
(n)paid or committed to pay any severance, change of control, or termination pay to any Person, or any increase in benefits payable to any Person under any existing severance, change in control or severance agreement or policy;
(o)acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, assigned, licensed, loaned, pledged, transferred, or disposed of any Person or any material assets or rights, whether in one or more transactions;
(p)mortgaged, pledged, or subjected to any Lien (other than Permitted Encumbrances) any of its assets;
(q)made any loans, advances or capital contributions to, or investment in, any other Person;
(r)entered into any Partnership Contract;
(s)formed any Subsidiary or acquired any Equity Interest or other interest in any other entity;
(t)(i) hired or changed its independent accountants, if any, (ii) changed its depreciation or amortization policies or rates, (iii) changed its standard invoicing or billing practices and procedures or, (iv) except as required by GAAP, Applicable Law or circumstances which did not exist as of such date, changed any of the Accounting Principles or practices used by it;
(u)changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive

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(whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;
(v)made a write-down in the value of any of the assets of the Company, or write-offs as uncollectible any notes or accounts receivable, in each case outside the Ordinary Course of Business;
(w)made, declared, paid, accrued or set aside assets for any dividend or otherwise declared or made any other distribution with respect to its capital stock, or directly or indirectly purchased, directly or indirectly redeemed, retired, purchased or otherwise acquired, or effectuated any split, combination, recapitalization, reclassification or similar transaction of any of the capital stock or other securities of the Company;
(x)incurred or guaranteed any Indebtedness, issued any debt securities or rights to acquire debt securities, entered into any arrangement having the economic effect of any of the foregoing, or amended or modified any agreement regarding Indebtedness;
(y)failed to pay any Indebtedness or any other accounts payable as it became due, or changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;
(z)(i) prepaid or cancelled any amount of Indebtedness for borrowed money, (ii) paid or agreed to pay any amount in settlement, or cancelled, compromised, waived or released any right or claim, including rights under or pursuant to, any matter involving actual or threatened claims against the Company, other than immaterial rights or claims in the Ordinary Course of Business, or (iii) cancelled material debts owed to or material claims held by the Company;
(aa)incurred or committed to incur any capital expenditures, capital additions or capital improvements in excess of $50,000 in the aggregate (excluding the decommissioning work set forth in Section 3.9(d) of the Disclosure Schedule);
(ab)changed pricing or royalties, fees or similar charges set or charged by the Company to its customers;
(ac)made any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any stock option, warrant, or other right to acquire Equity Interests of the Company;
(ad)experienced any damage, destruction or loss involving at least $50,000 to any of the assets or properties owned or leased by the Company;
(ae)made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; or
(af)authorized, approved, agreed to or made any commitment, orally or in writing, to take any of the foregoing actions.
1.23Company Customers and Suppliers.
(a)Section 3.23(a) of the Disclosure Schedule sets forth a list of the twenty (20) largest customers of the Company by aggregate gross revenue for the twenty-one (21) month period beginning January 1, 2023, and ended September 30, 2024 (the “Company Customers”), together, in each case, with the gross revenue for such Company Customers during such periods. Each Company Customer has executed a written Contract governing its relationship with the Company. No Company

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Customer has canceled, terminated or otherwise modified (other than immaterial changes), or threatened or requested to cancel, terminate or otherwise modify (other than immaterial changes), its relationship with the Company during the 12 months immediately preceding the Closing Date or has during such 12-month period decreased (other than immaterial changes), or threatened or requested to decrease or limit (other than immaterial changes), its business with the Company. As of the date hereof, the Company is not engaged in any dispute with any Company Customer and, to the Knowledge of the Company, no Company Customer intends to terminate, limit or reduce its business relations with the Company.
(b)Section 3.23(b) of the Disclosure Schedule sets forth a list of the twenty (20) largest suppliers or vendors (each a “Company Supplier”) of the Company for the twenty-one (21) month period beginning January 1, 2023, and ended September 30, 2024, based on and listing the gross purchases from such Company Suppliers. As of the date hereof, the Company is not engaged in any dispute with any Company Supplier and, except as set forth in Section 3.23(b) of the Disclosure Schedule, no Company Supplier has canceled, terminated or otherwise decreased (other than immaterial changes), or, to the Knowledge of the Company, threatened or requested to decrease or limit, its business with the Company.
1.24Absence of Certain Business Practices.
(a)Compliance with Anti-Bribery Laws and Anti-Money Laundering Laws. Within the past five (5) years (and to the Knowledge of the Company, at all other times), neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees or agents, nor any Equityholder nor any of its officers, directors, employees or agents in connection with the transactions contemplated hereby or with respect to the Company and the Business, has directly or indirectly (i) unlawfully given, promised, offered or authorized, or accepted, requested, received or agreed to receive, any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, including any foreign or domestic government officials or employees or any foreign or domestic political parties or campaigns or (ii) violated any provisions of any Anti-Bribery Laws or Anti-Money Laundering Laws.
(b)Proceedings. There have not been during the past five (5) years (or to the Knowledge of the Company, at all other times), and there currently are no, Legal Proceedings pending or threatened against or involving the Company or its officers, directors, employees or agents, or the Business, or, to the Knowledge of the Company, the Company’s Affiliates or any of their respective officers, directors, employees or agents, or an Equityholder or any of its officers, directors, employees or agents in connection with the transactions contemplated hereby or with respect to the Company and the Business, by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity, or any informal or formal investigation by the Company or any of its Affiliates, or their respective legal representatives or a Governmental Entity involving the foregoing, that relates to a potential or actual violation of Anti-Bribery Laws, including the FCPA, or Anti-Money Laundering Laws; nor does a basis for any such Legal Proceeding or investigation exist. Neither the Company, nor any of its Affiliates, nor any Equityholder in connection with the transactions contemplated hereby or with respect to the Company and the Business, submitted any voluntary self-disclosures, in the last five (5) years (or to the Knowledge of the Company, at all other times) from or to any Governmental Entity, with respect to a potential or actual violation of Anti-Bribery Laws, including the FCPA, or Anti-Money Laundering Laws. There is no injunction, judgment, decree or order binding upon or against the Company or any of its Affiliates with respect to a potential or actual violation of Anti-Bribery Laws or Anti-Money Laundering Laws.
1.25Bank Accounts, Powers of Attorney.
(a)Section 3.25(a) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, mutual fund or stock brokerage firm and other financial institutions at which the Company maintains safe deposit boxes, lock boxes or accounts of any nature, the account numbers and the names of all persons authorized to draw thereon or make withdrawals therefrom.
(b)There are no outstanding powers of attorney, whether limited or general, executed by or on behalf of the Company. The Company has no obligation to act under any outstanding

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power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, consignor, endorser (other than for purposes of collection in the Ordinary Course of Business), co-maker or indemnitor in respect of the obligation of any Person.
(c)There are no credit cards issued to any present or past officer, employee or agent of the Company under which the Company has any current or potential future liability except as listed in Section 3.25(c) of the Disclosure Schedule.
Article IIIA
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS
As a material inducement to Parent and Merger Sub to execute and perform their obligations under this Agreement, each Equityholder, severally and not jointly, represents and warrants to Parent and Merger Sub (subject to the items set forth on the Disclosure Schedule, which has been delivered by the Company to Parent and Merger Sub concurrently with the execution hereof) that the following statements are true and correct as of the date of this Agreement and as of the Effective Time. Each Equityholder hereby agrees and acknowledges that Parent is relying on the representations and warranties of the Equityholders contained in this Article IIIA in deciding whether to enter into this Agreement and to consummate the transactions contemplated hereby.
3A.1Authority. Such Equityholder has all requisite power and authority (including any entity power and authority if such Equityholder is an entity and all authority under Applicable Laws relating to community property, if such Equityholder is an individual), and has taken all action necessary, to execute and deliver this Agreement and each other Transaction Document to which such Equityholder is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein or therein.
3A.2Due Execution. This Agreement has been, and each other Transaction Document to which such Equityholder is a party has been duly authorized, executed and delivered by such Equityholder, and (assuming the due authorization, execution and delivery by the Company, Parent, and Merger Sub) this Agreement constitutes, and each other Transaction Document to which such Equityholder is a party constitutes, the legal, valid and binding obligations of such Equityholder, enforceable against such Equityholder in accordance with their terms, subject to the Remedies Exceptions.
3A.3Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document to which such Equityholder is a party and the consummation of the transactions contemplated herein and therein by such Equityholder do not, and the performance of this Agreement and each such Transaction Document by the Equityholder do not, (a) conflict with nor will result in any violation, breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation of the Equityholders to make any payment under, or result in the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Equity Interests of the Company held by such Equityholders (with or without notice or lapse of time, or both) any provision of (i) the organizational documents of such Equityholder, if such Equityholder is an entity, (ii) any Applicable Laws, (iii) any Contract to which such Equityholder is a party or by which the Equity Interests of the Company held by such Equityholder is bound, except where such violation, breach or default would which would not, in the aggregate, have a material adverse effect on such Equityholder’s ability to consummate the transactions contemplated hereby, or (iv) any Order applicable to such Equityholder or any of the Equity Interests of the Company held by such Equityholder, or (b) require redemption or repurchase or otherwise require the purchase or sale of any of the Equity Interests of the Company held by such Equityholder, or alter the rights or obligations of any third party with regard to any of the Equity Interests of the Company held by such Equityholder.
3A.4Ownership Interests. Such Equityholder (a) holds of record and beneficially the Equity Interests in the Company set forth opposite its name on Section 3A.4 of the Disclosure Schedule, free and

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clear of any and all Liens and (b) has not entered into an agreement to sell, transfer, convey or gift such Equity Interests in the Company, other than this Agreement.
3A.5Litigation. There currently are no Legal Proceedings pending or, to the actual knowledge of such Equityholder, threatened against the Equityholder where such Legal Proceedings are related to the the Company, the Business or the Equity Interests in the Company held by such Equityholder. There have not been in the last five (5) years, and currently are no Legal Proceedings initiated by the Equityholder pending, or that the Equityholder intends to initiate, against any other Person related to the Company, the Business or the Equity Interests in the Company held by such Equityholder. There is no injunction, judgment, decree or order binding upon or against the Equityholder that affects the Equity Interests in the Company held by such Equityholder or that could prevent, delay or impair the ability of the Equityholder to consummate the transactions contemplated in this Agreement or the Transaction Documents to which such Equityholder is a party.
3A.6Consideration. Such Equityholder acknowledges that the amount and type of consideration it will receive with respect to the Equity Interests of the Company will be allocated as set forth in this Agreement, which amount is subject to reductions and adjustments in accordance with the terms of this Agreement.
3A.7Brokers’ and Finders’ Fees. Such Equityholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Equityholder is a party or any transaction contemplated herein or therein (other than such fees that will be indirectly paid by the Equityholder in the form of Company Transaction Costs due to the Company’s engagement of AXOM). No finder, broker, financial advisor, investment banker, agent or other intermediary has acted, directly or indirectly, for or on behalf of such Equityholder in connection with the transactions contemplated in this Agreement or the Transaction Documents (other than AXOM, which is acting as the broker of the Company).
Article IVA
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
As a material inducement to the Company and Equityholders to execute and perform their obligations under this Agreement, Parent and Merger Sub represent and warrant to the Company and the Equityholders that the following statements are true and correct as of the date of this Agreement and as of the Effective Time. Parent and Merger Sub hereby agree and acknowledge that the Company and the Equityholders are relying on the representations and warranties contained in this Article IV in deciding whether to enter into this Agreement and to consummate the transactions contemplated hereby.
1.1Organizational Matters.
(a)Organization, Standing and Power to Conduct Business. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing (with respect to jurisdictions that recognize such concept) to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on Parent.
(b)Merger Sub Charter Documents. Parent has delivered or made available to the Company true, correct and complete copies of the certificate of incorporation and bylaws of Merger Sub, as amended to date and currently in effect (such instruments and documents, the “Merger Sub Charter Documents”). Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

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1.2Authority and Due Execution.
(a)Authority. Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which they are a party and to consummate the transactions contemplated herein or therein. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation by Parent or Merger Sub of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent or Merger Sub or to consummate the transactions contemplated herein or therein.
(b)Due Execution. This Agreement and each other Transaction Document to which either Parent or Merger Sub is a party has been duly executed and delivered by Parent and Merger Sub and constitutes (assuming the due authorization, execution and delivery by the other parties hereto and thereto), the valid and binding obligations of Parent and Merger Sub enforceable against them in accordance with their respective terms, subject to the Remedies Exceptions.
1.3Non-Contravention and Consents.
(a)Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by Parent and Merger Sub does not, and the performance of this Agreement and each other Transaction Document by Parent and Merger Sub do not, (i) conflict with or violate any provision of Parent’s or Merger Sub’s certificate of incorporation or bylaws, in each case as amended to date and currently in effect; (ii) conflict with or violate any Applicable Laws; or (iii) result in a breach or constitute a default under any Contract to which Parent or Merger Sub is a party or by which any of Parent’s or Merger Sub’s assets are bound, except in the case of clause (iii), as would not affect Parent and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
(b)Contractual Consents. No Consent under any agreement to which Parent or Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation of the transactions contemplated herein or therein.
(c)Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation of the transactions contemplated herein or therein, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
1.4Brokers’ and Finders’ Fees. Except for RBC Capital Markets, LLC (“RBC”), Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Parent is a party or any transaction contemplated herein or therein. Except for RBC, no finder, broker, financial advisor, investment banker, agent or other intermediary has acted, directly or indirectly, for or on behalf of Parent in connection with the transactions contemplated in this Agreement and the Transaction Documents.
1.5Litigation. There is no Legal Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Affiliates, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated by this Agreement.
Article VA
AGREEMENTS AND COVENANTS OF THE COMPANY AND THE EQUITYHOLDERS
1.1Resignations of Directors and Officers. Prior to Closing, the Company will cause all of its directors and officers (other than as specified on Section 5.1 of the Disclosure Schedule) to deliver

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their written resignations to Parent, which resignations will be effective as of the Effective Time, in the form attached hereto as Exhibit I (the “Resignations”).
1.2Related-Party Transactions. On or prior to the Closing Date, the Company shall (a) pay or otherwise satisfy all obligations of the Company to any Stockholder and holders of Convertible Notes or any of their respective Affiliates (other than obligations of the Company (i) to its employees for accrued salary for the current payroll period, (ii) pursuant to the Convertible Notes, which will be paid off at the Closing), and (iii) under the Contracts set forth on Section 5.2 of the Disclosure Schedule), (b) terminate all Contracts with the Stockholders, the holders of Convertible Notes or their respective Affiliates (other than (i) Contracts between the Company and its employees, (ii) the Convertible Notes, which will be paid off at the Closing, and (iii) the Contracts set forth on Section 5.2 of the Disclosure Schedule) and (c) deliver releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 5.2 providing that no further payments are due, or may become due, under or in respect of any such terminated Contracts.
1.3Non-Disparagement. Each Equityholder shall not, directly or indirectly at any time after the Effective Time, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way Parent, the Surviving Corporation, their respective Affiliates, or any of their respective officers, directors, employees or agents or any products or services offered by any of them, nor shall it engage in any other conduct or make any other statement that would reasonably be expected to impair the goodwill of any of them. Notwithstanding anything to the contrary in this Section 5.3, this Section 5.3 shall not prevent any Equityholder from complying with any applicable law or regulation or a valid order from a court of competent jurisdiction or an authorized government agency.
1.4General Release of All Claims. EFFECTIVE AS OF AND AFTER THE EFFECTIVE TIME, EACH EQUITYHOLDER FOR HIMSELF, HERSELF, OR ITSELF AND, IF APPLICABLE, ALL OF HIS, HER OR ITS CONSTITUENT STOCKHOLDERS, MEMBERS OR PARTNERS, OFFICERS, EMPLOYEES, AGENTS AND ASSIGNS, AND ALL PERSONS CLAIMING THROUGH HIM, HER OR IT OR ANY OF THEM (COLLECTIVELY, THE “RELEASORS”), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY RELEASES, ACQUITS AND DISCHARGES FOREVER ANY AND ALL CLAIMS, DEMANDS, PROCEEDINGS, CAUSES OF ACTION, ORDERS, JUDGMENTS, OBLIGATIONS, PREEMPTIVE RIGHTS, EQUITYHOLDER RIGHTS, CONTRACTS, AGREEMENTS, DEBTS AND LIABILITIES OF WHATEVER KIND OR NATURE, WHETHER AT LAW OR EQUITY, MATURED OR UNMATURED, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED OR OTHERWISE (COLLECTIVELY, “RELEASED CLAIMS”) ARISING OUT OF OR RELATING TO ANY MATTER, CAUSE, CIRCUMSTANCE OR EVENT ARISING OUT OF OR RELATING TO THE CONDUCT, MANAGEMENT OR OPERATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY PRIOR TO THE EFFECTIVE TIME, INCLUDING ANY BREACH OF FIDUCIARY DUTY IN CONNECTION WITH THE APPROVAL OF THIS AGREEMENT, THAT SUCH EQUITYHOLDER MAY HAVE AGAINST THE COMPANY OR ITS PAST AND PRESENT SUBSIDIARIES AND THEIR RESPECTIVE MANAGEMENT, DIRECTORS, OFFICERS, STOCKHOLDERS AND MEMBERS (INDIVIDUALLY, A “RELEASEE” AND COLLECTIVELY, THE “RELEASEES”); PROVIDED, HOWEVER, THAT SUCH RELEASE AND DISCHARGE SHALL NOT EXTEND TO (A) ANY CLAIMS ENFORCING THE RIGHTS OF THE RELEASORS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (B) ANY RIGHTS TO INDEMNIFICATION, EXCULPATION OR EXPENSE ADVANCEMENT TO THE EXTENT PROVIDED UNDER THE D&O TAIL POLICY OR UNDER ANY DIRECTORS AND OFFICERS INSURANCE POLICIES MAINTAINED BY THE COMPANY WITH RESPECT TO THE EQUITYHOLDER’S SERVICE PRIOR TO THE CLOSING, (C) RIGHTS TO SALARY OR OTHER COMPENSATION OR EMPLOYEE BENEFITS PURSUANT TO AN EMPLOYEE BENEFIT PLAN IN EFFECT AS OF THE DATE OF THIS AGREEMENT OR RIGHTS TO EXPENSE REIMBURSEMENTS AS OF THE DATE OF THIS AGREEMENT FOR REASONABLE AND NECESSARY BUSINESS EXPENSES INCURRED AND DOCUMENTED PRIOR TO THE CLOSING, (D) UNREIMBURSED CLAIMS UNDER EMPLOYEE HEALTH AND WELFARE PLANS, CONSISTENT WITH TERMS OF COVERAGE, AND (E) THE ENTITLEMENT TO CONTINUATION COVERAGE BENEFITS OR ANY OTHER SIMILAR BENEFITS REQUIRED BY APPLICABLE LAW TO BE PROVIDED. IN MAKING THIS RELEASE, THE RELEASORS

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EXPRESSLY WAIVE ANY AND ALL RIGHTS OR BENEFITS THEY MAY NOW HAVE, OR IN THE FUTURE MAY HAVE, UNDER ANY LAW RELATING TO THE RELEASE OF CLAIMS WHICH ARE UNKNOWN AT THE TIME OF THE EXECUTION OF THIS AGREEMENT.
Article VIA
ADDITIONAL COVENANTS
1.1Conduct of Business. Except (x) as otherwise expressly contemplated or permitted by this Agreement and the other Transaction Documents, (y) as required by applicable Law or (z) with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Closing Date, (i) the Company shall use its commercially reasonable efforts to conduct the Business in the Ordinary Course of Business in all material respects, and (ii) except as set forth in Section 6.1 of the Disclosure Schedule, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not:
(a)(i) merge or consolidate with or into any other Person; (ii) dissolve or liquidate; (iii) sell, lease or exclusively license all or substantially all of its assets; (iv) mortgage or pledge any of its assets or subject any of its assets to any Lien (other than Permitted Liens); or (v) permit the sale or transfer of any shares of capital stock or interests therein;
(b)issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or other securities of any class or any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of any class;
(c)change, amend, modify or repeal any provision of the Company’s organizational documents;
(d)guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person or make any loans, advances or capital contributions to, or investments in, any Person;
(e)make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; file any Tax Return (other than as required by applicable Law) or any amended Tax Return or take any other action that would have the effect of increasing the Tax liability of the Company for any period after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;
(f)except as required by GAAP, applicable Law or circumstances which did not exist as of such date, change any of the accounting principles or practices used by it;
(g)commence a lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding;
(h)make any claim under or reduce the amount of any insurance coverage provided by existing insurance policies;
(i)make any loan to, or enter into any transaction directly or indirectly with, any of its Equityholders, directors, officers or employees, including any member of his or her immediate family or Affiliates, as applicable;
(j)enter into any collective bargaining agreement;

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(k)make, declare, pay or set aside assets for any dividend or otherwise or declare or make any other distribution with respect to its capital stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of capital stock or other securities;
(l)terminate (other than a termination for cause) or hire any employee, independent contractor, or consultant;
(m)increase the compensation or benefits payable, or grant any bonus, to any current or former Employee of the Company, except as required by the terms of any Contract the Employee has with the Company;
(n)fail to maintain the books, records and accounts of the Company in the Ordinary Course of Business;
(o)introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services;
(p)enter into any Contract that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons; or
(q)approve, authorize any of, or commit or agree to take any of, the foregoing actions.
1.2Access to Information.
(a)Prior to the Closing, the Company shall afford to Parent and its Representatives reasonable access, upon reasonable notice, during normal business hours, to the senior management of the Company, properties, books, Contracts and records (including financial, operating and other data and information) of the Company; provided, however, that such access (i) does not disrupt the normal operations of the Company, (ii) would not reasonably be expected to violate any Law or the terms of any Contract, (iii) would not reasonably be expected to result in the loss of the ability to successfully assert attorney-client and work product privileges or (iv) would not result in the disclosure of, or provide access to, information which the Company has reasonably determined, upon the advice of outside counsel, should not be so disclosed due to its sensitive nature (including access to individual performance or evaluation records). Parent shall not contact any of the Company’s suppliers or customers prior to the Closing without the prior written consent of the Company.
(b)All information provided pursuant to Section 6.2(a) shall remain subject in all respects to the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing, at which time such Confidentiality Agreement and the obligations of Parent and the Company under the Confidentiality Agreement shall terminate. In the event of the termination of this Agreement in accordance with its terms, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
1.3Supplemental Information. At any time, from time to time, prior to the Closing, (a) the Company shall promptly notify Parent of the occurrence of any event that would reasonably be likely to result in the failure of any of the conditions set forth in Sections 8.1 or 8.2 to be satisfied prior to the Outside Date, and (b) Parent shall promptly notify the Company of the occurrence of any event that would reasonably be likely to result in the failure of any of the conditions set forth in Sections 8.1 or 8.3 to be satisfied prior to the Outside Date. No such notification will affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.
1.4Exclusivity. From the date hereof through the earlier of the termination of this Agreement or the Closing, neither the Company nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or Affiliates (collectively, the “Company Group”) shall initiate, solicit, negotiate, or accept (directly or indirectly), any proposal or offer from any person or group of persons other than Parent and its Affiliates to acquire all or any significant part of the business, assets

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and properties, capital stock or other equity securities of the Company, whether by merger, purchase of stock, purchase of assets, tender offer, joint venture, lease, license or otherwise (an “Acquisition Proposal”), or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to delay, abandon, terminate or fail to consummate the Transaction with Parent. The Company represents and warrants to Parent that the Company and the Company Group have ceased any and all such activities, contacts, discussions and negotiations with third parties (other than Parent and its Representatives) with respect to any Acquisition Proposal on or prior to the date hereof.
1.5Tax Covenants.
(a)Filing of Tax Returns; Payment of Taxes. Parent shall prepare or cause to be prepared all Tax Returns of the Company required to be filed after the Closing Date for all Pre-Closing Tax Periods and all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Laws. Not later than sixty (60) days prior to the due date for filing any such Tax Return, Parent shall deliver or cause to be delivered a copy of such Tax Return, together with all supporting documentation and work papers, to the Equityholder Representative for its review and reasonable comment and will consider in good faith the reasonable comments of the Equityholder Representative. Parent will cause such Tax Return (as revised to incorporate the Equityholder Representative’s comments accepted by Parent) to be timely filed (including remitting the amount of Taxes shown on such Tax Return to the applicable Taxing Authority) and will provide a copy to the Equityholder Representative.
(b)Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:
(i)in the case of Taxes that are either (A) based upon or related to income or receipts, sales, proceeds, profits, receipts, wages, compensation or similar items, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) all other Taxes that are not imposed on a periodic basis, deemed equal to the amount that would be payable if the Tax period of the Company ended with (and included) the Closing Date, based on an interim closing of the books; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii)in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(c)Cooperation on Tax Returns and Tax Proceedings. Parent, the Company, and the Equityholder Representative shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, litigation or other judicial or administrative proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company (each a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, and the Equityholder Representative (to the extent of information in its possession) agree (i) to retain all books and records with respect to Tax matters pertinent to the Company (including Tax records with respect to net operating losses for the year generated) relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Parent or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written

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notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Parent, as the case may be, shall allow the other party to take possession of such books and records. In addition, the Equityholders agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Parent or the Company (including with respect to the transactions contemplated herein).
(d)Transfer Taxes. The Equityholders will be responsible for the payment of any state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated in this Agreement or any other Transaction Document (the “Transfer Taxes”).
(e)Tax Treatment. The Parties intend that the transactions contemplated under this Agreement shall be treated as a taxable sale of stock by the Equityholders to Parent for all federal and state income Tax purposes, none of the Parties shall take any action to prevent such Tax treatment, and no election under Section 336(e) of the Code or under Section 338 of the Code will be made with respect to the Merger or the other transactions contemplated by this Agreement. Each Party hereto shall report the Merger in a manner consistent with this Section 6.5(e).
1.6Confidentiality; Use of Name and Logo.
(a)During the five (5) year period following the Effective Time, (i) each Equityholder shall, and shall cause its Affiliates to, hold in confidence all non-public information relating to the Company and the Business and the transactions contemplated by, and the terms of, this Agreement and the Transaction Documents (the “Company Confidential Information”) and (ii) no Equityholder shall, and each Equityholder shall cause its Affiliates not to, disclose or use any Company Confidential Information except as expressly authorized in writing by Parent. Each Equityholder shall, and shall cause its Affiliates to, take the same degree of care to protect the Company Confidential Information as such Equityholder uses to protect his, her or its own confidential information, which shall in no event be less that a reasonable degree of care. Notwithstanding the foregoing, nothing in this Section 6.6(a) will prevent any of the following disclosures by an Equityholder or its Affiliates at any time: (A) disclosing any information to the extent required under Applicable Law (based upon advice of counsel (including in-house counsel)) or any information such Equityholder determines, in good faith (based upon advise of counsel (including in-house counsel)), is necessary or advisable in light of ongoing review or oversight by a regulatory, quasi-regulatory or Governmental Entity with jurisdiction over such Equityholder (or such Affiliate thereof); (B) communicating to its shareholders, members or partners (as applicable) in accordance with its customary investor communications practices; (C) making a statement or disclosure (1) as required as part of its or any of its Affiliate’s financial statements or Tax Returns, (2) to the extent reasonably necessary to enforce or comply with this Agreement or (3) in response to any request for information or documents made by a Governmental Entity; (D) making a statement or disclosure to its legal, accounting, tax and financial advisers to the extent reasonably necessary for any such adviser to perform its legal, accounting, tax and financial services, respectively; (E) disclosures in connection with dispute resolution proceedings relating to this Agreement and the transactions contemplated hereby to the courts and arbitrators involved in such proceedings and other persons (e.g., attorneys, witnesses) involved in such proceedings; or (F) disclosure of information in furtherance of such Equityholder’s duties to Parent, the Surviving Corporation or any Affiliate thereof while such Equityholder (or such Equityholder’s representative) is acting as an employee or consultant of Parent, the Surviving Corporation or such Affiliate. The term “Company Confidential Information” does not include information which (w) is or becomes generally available or readily accessible to the public, (x) is or was available to the Equityholder outside of the Equityholder’s involvement with the Company, (y) becomes available to the Equityholder from a third party not known to the Equityholder to be under any duty of confidentiality, or (z) is independently developed by the Equityholder without use of or reference to Company Confidential Information.
(b)Each of Parent and the Company hereby agrees that it shall not, and shall cause each of its Affiliates and each of its and their respective officers, directors, employees and Representatives not to, (i) use in advertising or publicity the name of The Goldman Sachs Group, Inc. (“Goldman”) or Signal Peak Ventures, LLC (“Signal Peak”) or any of their respective known Affiliates, or any trade name, trademark, trade device, logo, service mark, symbol or any abbreviation, contraction

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or simulation thereof owned by Goldman or Signal Peak or any of their respective Affiliates; (i) represent, directly or indirectly, that any product or any service provided by the Purchaser, the Company or any of their respective Affiliates has been approved, endorsed, recommended or provided by, or in association with, Goldman or Signal Peak or any of their respective Affiliates or (iii) disclose the fact that Goldman or Signal Peak was an investor in the Company, in each case of the foregoing clauses (i) through (iii), without the prior written consent of each Equityholder affiliated with Goldman or Signal Peak, as applicable (it being understood and agreed that such Goldman or Signal Peak Equityholders, as applicable, may provide or withhold such consent in their sole and absolute discretion).
1.7Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance. At the Closing, the Company will purchase (and after the Closing the Purchaser will cause the Company to maintain in effect, for a period of six (6) years thereafter) each of the following:
(a)a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy will be effective for a period from the Closing through and including the date that is six (6) years after the Closing Date with respect to claims arising from facts or events that occurred at or before the Effective Time (the “D&O Tail Policy”). Such tail policy will contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; and
(b)“run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (the “Run-Off Policy”).
1.8Option and RSU Cancellations. Prior to the Effective Time, the board of directors of the Company (or if appropriate, any committee administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be necessary or desirable to (a) effectuate the treatment of the Options and RSUs pursuant to Section 2.5 and (b) terminate the Equity Incentive Plan as of the Effective Time.
1.9Continuing Executives and Consultants.
(a)Prior to the Closing Date, the Company shall cause the individuals listed on Section 6.9(a) of the Disclosure Schedule (the “Continuing Executives”) to deliver their executed offer letters to Parent, which will be effective as of the Effective Time, the terms of which are specific to each Continuing Executive, in substantially the form attached hereto as Exhibit N (the “Offer Letters”).
(b)Prior to the Closing Date, the Company shall cause the individuals listed on Section 6.9(b) of the Disclosure Schedule (the “Continuing Consultants”) to deliver their executed consulting agreements to Parent, which will be effective as of the Effective Time, the terms of which are specific to each Continuing Consultant, in substantially the form attached hereto as Exhibit O (the “Consulting Agreements”).
1.10Section 280G. At least three (3) Business Days prior to the Closing Date, to the extent that any “disqualified individual” (within the meaning of Section 280G) has the right to receive or retain any payments or benefits in connection with the transactions contemplated by this Agreement that reasonably would be expected to constitute “parachute payments” (within the meaning of Section 280G), the Company (a) solicited and used commercially reasonable efforts to obtain, from each such person whom the Company reasonably believes is a “disqualified individual,” a waiver of all or a portion of such disqualified individual’s rights or potential rights to any such payments and/or benefits (the “Waived 280G Benefits”), such that none of the remaining payments and/or benefits applicable to such disqualified individual would be deemed to be “excess parachute payments” pursuant to Section 280G, and (b) thereafter, with respect to each disqualified individual who executed the waiver described in clause (a), submitted for approval the right of any such disqualified individual to receive or retain the Waived 280G Benefits to a vote of the holders of the equity interests of the Company entitled to vote on such matters (and, to the extent necessary or appropriate in accordance with Treasury Regulation 1.280G-1, Q/A-7, the voting equity holders of any “entity shareholder”), in the manner intended to satisfy

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the requirements under Section 280G(b)(5) of the Code and the regulations and guidance promulgated thereunder, and such disqualified individual’s right to receive the Waived 280G Benefits was conditioned upon receipt of such requisite approval. To the extent that any contract, agreement, plan or arrangement is entered into (or planned to be entered into) by, or at the direction of, the Company and a disqualified individual at or prior to Closing, the Company provided a copy of such contract, agreement, plan or arrangement to Parent and cooperated with Parent in good faith in order to calculate or determine the value (for purposes of Section 280G) of any payments or benefits granted or contemplated therein that may constitute, individually or in the aggregate with other payments and/or benefits, “parachute payments”. Before any such waiver agreement was sought from any disqualified individual and before submission to the holders of the equity interests of the Company, and in any event no later than ten (10) Business Days prior to the Closing Date, the Company provided Parent and its counsel with final calculations of the potential “parachute payments” (within the meaning of Section 280G), copies of the proposed waiver agreements and all materials for such submission (including the disclosure statement and holder consent), and Parent was provided with a reasonable opportunity to comment thereon and the Company accepted any reasonable comments with respect to the same provided by Parent. To the extent applicable, prior to the Closing, the Company delivered to Parent evidence reasonably satisfactory to Parent that a vote of holders of the equity interests of the Company was solicited in accordance with the foregoing provisions of this Section 6.10 and that either (i) the requisite number of votes of holders of the equity interests of the Company was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained and the Waived 280G Benefits shall not be paid.
1.11Employee Matters.
(a)From the date hereof through the Closing Date, the Company and Parent shall cooperate in good faith with respect to any communications (whether oral or written) relating to Parent or the transactions contemplated by this Agreement and any other Transaction Documents with the employees of the Company, excluding communications with Company employees actively working on the transactions contemplated by this Agreement. From the date hereof through the Closing Date, and except as contemplated by the preceding sentence, none of the Company executives nor the Company’s Affiliates shall (i) make any announcements or other general communications to or with the employees of the Company relating to Parent, the Merger or the other transactions contemplated by this Agreement and any other Transaction Documents without the prior written consent of Parent or (ii) make any disparaging statements to the employees of the Company relating to Parent or Parent’s future plans with respect to the business of the Company, either verbally or in writing.
(b)Effective from and after the Closing Date and for a period of one (1) year thereafter (or with respect to any individual Continuing Employee, such lesser period that such Continuing Employee remains employed by the Company or an Affiliate thereof), and with respect to employees of the Company who remain employed by the Company or an Affiliate thereof immediately following the Closing (the “Continuing Employees”), Parent will cause the Company or an Affiliate thereof to continue to maintain the hourly wage rates or base salary levels in place for each Continuing Employee’s current position immediately prior to the Closing, unless otherwise agreed between a Continuing Employee and Parent, the Company or an Affiliate.
(c)From the Closing Date through December 31, 2024, with respect to the Continuing Employees, Parent will cause the Company or an Affiliate thereof to continue to: (i) maintain target incentive compensation amounts (it being understood that incentive compensation provided by Parent to each Continuing Employee need not be provided in the form of equity or equity-based grants) that are no less favorable in the aggregate than the target incentive compensation amounts provided to such Continuing Employee immediately prior to the Closing Date, (ii) provide eligibility for benefits that are at least comparable in the aggregate to the benefits available under Employee Benefit Plans in which the applicable Continuing Employee participates immediately prior to the Closing, and (iii) provide health insurance coverage with deductibles and other terms, in the aggregate, no less favorable than those being provided under the applicable Employee Benefit Plan immediately prior to the Closing. Starting January 1, 2025, Continuing Employees shall be eligible to participate in incentive compensation and benefit plans consistent with those offered to similarly situated employees of Parent. Nothing in Sections 6.11(b), 6.11(c), or any other provision of the Agreement will obligate Parent or any of its Affiliates to continue the employment of any Continuing Employee after the Closing.

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(d)Effective from and after the Closing Date, Continuing Employees will be given credit for eligibility and vesting purposes and benefit accrual purposes under the employee benefit plans, programs, policies and arrangements maintained from time to time by Parent, the Company or an Affiliate thereof, for such Continuing Employee’s service with the Company or such Affiliate to the same extent and for the same purposes that such service was taken into account under a corresponding Employee Benefit Plan of the Company as of the Closing Date, except that no such service will be credited to the extent that it would result in a duplication of benefits.
(e)All provisions contained in this Agreement with respect to employee benefit plans, employee compensation, and other terms and conditions of employment are included for the sole benefit of the parties hereto and do not create any right in any other Person, including any employee or former employee of the Company or any participant or beneficiary in any Employee Benefit Plan.
(f)Effective from and after the Closing Date, Parent will be solely responsible for providing continuing benefits or coverage for each participant or any beneficiary of a participant who is or becomes an “M&A qualified beneficiary” within the meaning of Treasury Regulations Section 54.4980B-9 prior to, on or after the Closing Date, without regard to whether the entitlement to such coverage (or notice of such coverage) arises in connection with the transactions contemplated by this Agreement or otherwise, under any Employee Benefit Plan that as of the Closing Date is subject to the requirements of Code Section 4980B or Section 601 (et. seq.) of ERISA, or mandated by other Applicable Laws, including state Law, whether such obligation to provide continuing benefits or coverage under any such Employee Benefit Plan arises prior to, on or after the Closing Date.
(g)Effective from and after the Closing Date, Parent will be solely responsible for providing notice for any plant closing or mass layoff in accordance with the WARN Act. Parent shall indemnify and hold harmless the Stockholders and their respective Affiliates with respect to any liability under the WARN Act (and any comparable Law requiring notice to employees) arising or resulting, in whole or in part, from any actions taken by Parent on or after the Closing.
(h)With respect to any benefit plan maintained by Parent or the Company that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or the Company shall use commercially reasonable efforts to cause any pre-existing condition exclusions or waiting periods that apply to the Continuing Employees and his or her covered dependents to be waived and provide each Continuing Employee and his or her covered dependents with credit for any co-payments, deductibles and other out of pocket expenses incurred under the Employee Benefit Plans for purposes of satisfying the co-payments, deductibles and out-of-pocket expenses under the corresponding benefit plans of Parent.
1.12R&W Policy. Prior to the Closing, Parent will obtain, a R&W Policy that contains terms and conditions that are mutually acceptable to Parent and the Equityholder Representative (and Parent will provide a copy of such R&W Policy to the Equityholder Representative), including terms to the effect that, other than with respect to claims for Fraud, the R&W Insurer (a) waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Stockholders with respect to any claim made by any insured under the R&W Policy, and (b) agrees that Parent has no obligation to pursue any claim against the Stockholders in connection with any Loss. From and after the date hereof, Parent will not, and will cause each of its Affiliates not to, amend, modify, terminate or otherwise waive any terms or conditions of such R&W Policy so as to expand the subrogation or contribution rights of the R&W Insurer against the Stockholders under such R&W Policy without the prior written consent of the Equityholder Representative. Parent and any other insured party under the R&W Policy bear all risk of (i) the applicable R&W Insurer’s insolvency or breach of the R&W Policy, (ii) the failure of any insured party under the R&W Policy to file notices of claims that are timely and sufficient under the R&W Policy, and (iii) the applicable R&W Insurer’s (A) failure to make any payments to any insured party under the R&W Policy or (B) denial of coverage for any reason. Parent shall pay one hundred percent (100%) of the R&W Policy Costs to the R&W Insurer; provided that fifty percent (50%) of the R&W Policy Costs shall be included as a Company Transaction Cost.
1.13401(k) Plan Termination. The Company shall take all actions necessary and appropriate to terminate the Keap 401(k) Plan effective no later than the day immediately preceding the Closing Date. The Company shall deliver to Parent, prior to the Closing Date, evidence that the Company’s board of

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directors has validly adopted resolutions to terminate the Keap 401(k) Plan (the form and substance of which resolutions shall be subject to prior review and approval of Parent) effective no later than the date immediately preceding the Closing Date. Parent shall make commercially reasonable efforts to permit each participant in the Keap 401(k) Plan to roll their account balances from the Keap 401(k) Plan to a Section 401(k) Plan sponsored by Parent or a Subsidiary, including, without limitation, the rollover of participant Keap 401(k) Plan loans that are outstanding as of the Closing Date. Regardless of when the rollovers described in the preceding sentence occur, and if not already permitted by the terms of the Parent 401(k) Plan, prior to the Closing Date, Parent shall make commercially reasonable efforts to amend its 401(k) Plan to add a special plan entry date so that the Company continuing employees who meet the age and service requirements of Parent 401(k) Plan as of the Closing Date (after taking into account the service crediting provisions above) shall be eligible to participate in the Parent 401(k) Plan no later than the first day of the second payroll period beginning after the Closing Date.
1.14Termination of Certain Relationships. Prior to the Closing Date, the Company shall terminate any and all activities, transactions, and other dealings with customers, vendors and third parties that, to the Company’s Knowledge, are located, organized or residing in Afghanistan, Russia, Ukraine or Venezuela. For the avoidance of doubt, such termination shall include termination and cancellation of all websites (including, without limitation, infusionsoftsummit.ru), contracts, accounts payable, accounts receivable, accrued expenses, and liabilities in connection with such relationships.
1.15Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof (including consummating the Parent Financing Transaction).
Article VIIA
THE EQUITYHOLDER REPRESENTATIVE
1.1Authorization of the Equityholder Representative.
(a)The Equityholder Representative hereby is appointed, authorized and empowered as of the Closing to act as the sole and exclusive representative, agent, proxy and attorney-in-fact of each Equityholder, regardless of whether such Person votes in favor of the adoption of this Agreement and the approval of the Merger, in connection with, and to facilitate the consummation of, the transactions contemplated in this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Equityholders under this Agreement. Without limiting the foregoing, the Equityholder Representative is hereby appointed, authorized and empowered to act as the sole and exclusive representative, agent, proxy and attorney-in-fact of the Equityholders with the full power and authority:
(i)to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and thereby as the Equityholder Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;
(ii)to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of the Equityholder Representative arising out of or under or in any manner relating to this Agreement and each other Transaction Document, including acting on each Equityholder’s behalf in any dispute, litigation or arbitration involving this Agreement or such other agreements or any document delivered to the Equityholder Representative in such capacity pursuant hereto or thereto;
(iii)to facilitate the distribution to the Equityholders of any amounts owed them pursuant to the Escrow Agreement;
(iv)to authorize the release of the Equityholder Representative Expense Fund or otherwise control the Equityholder Representative Expense Fund;

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(v)control any attorney-client privilege as described in Section 10.19;
(vi)to waive or refrain from enforcing any right of any Equityholder and/or of the Equityholder Representative arising out of or under or in any manner relating to this Agreement or any other Transaction Document; and
(vii)to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Equityholder Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (vi) above and the transactions contemplated in this Agreement and the other Transaction Documents, in each case without having to seek or obtain the consent of any Person under any circumstance.
(b)Parent, the Company and each of their Affiliates will be entitled to rely exclusively upon the communications of the Equityholder Representative relating to the foregoing as the communications of the Equityholders. None of such Persons (i) need be concerned with the authority of the Equityholder Representative to act on behalf of all Equityholders hereunder, or (ii) will be held liable or accountable in any manner for any act or omission of the Equityholder Representative in such capacity. After the Closing, any notices delivered to the Equityholder Representative in connection with Article X hereof shall constitute notice to all Equityholders.
(c)The grant of authority provided for in this Section 7.1(c) is coupled with an interest and is being granted, in part, as an inducement to the Company and Parent to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and will be binding on any successor thereto.
(d)In the event that the authorized Equityholder Representative hereunder shall resign, become unable to fulfill its responsibilities pursuant to this Agreement, or otherwise fail to act on behalf of the Equityholders for any reason, the Equityholders whose Allocable Shares immediately prior to the Effective Time constituted no less than fifty-one percent (51%) of the aggregate Allocable Shares of all Equityholders shall promptly appoint a new Equityholder Representative and notify Parent of the identity of and contact information for such successor.
(e)The Equityholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Equityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify the Equityholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Equityholder Representative from (i) the funds in the Equityholder Representative Expense Fund and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided, that while the Equityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement.

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(f)At Closing, Parent will deposit $250,000, as a fund for any payments or distribution to any Person (as determined in the reasonable discretion of the Equityholder Representative) (the “Equityholder Representative Expense Fund,” each, a “Payment” and collectively, the “Payments”) with the Equityholder Representative, which will be used for any expenses incurred by the Equityholder Representative. The Equityholders will not receive any interest or earnings on the Equityholder Representative Expense Fund and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Equityholder Representative’s responsibilities, the Equityholder Representative will deliver any remaining balance of the Equityholder Representative Expense Fund to the Paying Agent for further distribution to the Equityholders. For tax purposes, the Equityholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.
Article VIIIA

CONDITIONS TO CLOSING
1.1Conditions to Obligations of Each Party to Effect the Merger. The obligations of each party to effect the Merger are subject to the satisfaction or written waiver by such party, in whole or in part (to the extent such conditions can be waived), on or prior to the Closing Date of the following conditions:
(a)Stockholder Approval. The Stockholder Written Consent shall be in full force and effect and shall not have been withdrawn, rescinded or otherwise revoked.
(b)No Order. No Order preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.
1.2Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or written waiver by Parent, in whole or in part, to the extent such conditions can be waived) of the following conditions:
(a)Representations and Warranties of the Company. (i) The Company Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) except for de minimis inaccuracies, and (ii) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in each case for any failure of such representations and warranties to be true and correct that individually or in the aggregate has not had a Material Adverse Effect that is continuing.
(b)Representations and Warranties of the Equityholders. The representations and warranties of the Equityholders set forth in Article IIIA of this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) except for de minimis inaccuracies.
(c)Covenants and Agreements. The Company shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.
(d)Material Adverse Effect. There has not been any Material Adverse Effect that is continuing.

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(e)Financing. Thryv Holdings, Inc., a Delaware corporation, shall have received at least $70,000,000 from the sale of its common stock (the “Parent Financing Transaction”) subsequent to the date hereof.
(f)Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Company and any other Persons (other than Parent or Merger Sub) pursuant to Section 2.8(a) of this Agreement shall have been delivered.
1.3Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or written waiver by the Company (in whole or in part, to the extent such conditions can be waived) of the following conditions:
(a)Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except where the failure of such representations and warranties to be so true and correct would not prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
(b)Covenants and Agreements. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing.
(c)Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by Parent pursuant to Section 2.8(b) of this Agreement shall have been delivered.
1.4Frustration of Closing Conditions. No party may rely, either as a basis for not effecting the Merger or as a basis for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VIII to be satisfied, if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such party to effect the Merger and the other transactions contemplated hereby.
Article IXA
Article XATERMINATION
1.1Termination.
(a)This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(i)by mutual written consent of Parent and the Company;
(ii)by either Parent or the Company, if the Closing does not occur at or before 5:00 p.m. (New York Time) on November 8, 2024 (the “Outside Date”); provided, that the right to terminate pursuant to this Section 9.1(a)(ii) shall not be available to either Parent or the Company if such party is then in breach of this Agreement such that any of the conditions to Closing set forth in Article VIII would not then be satisfied;
(iii)by Parent, if any representation or warranty of the Company in Article III shall have become inaccurate or the Company shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Sections 8.1 or 8.2, and which inaccuracy, breach or failure to perform (A) cannot be cured by the Company, or, if capable of being

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cured, shall not have been cured (1) within 5 days of written notice thereof being given to the Company or (2) any shorter period of time that remains between the date of delivery of such written notice and the Outside Date and (B) has not been waived by Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(iii) if Parent is then in breach of this Agreement such that any of the conditions to Closing set forth in Section 8.3 would not then be satisfied;
(iv)by the Company, if any representation or warranty of Parent or Merger Sub set forth in Article IV shall have become inaccurate or Parent or Merger Sub shall have breached or failed to perform any of their covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Sections 8.1 or 8.3, and which inaccuracy, breach or failure to perform (A) cannot be cured by Parent or Merger Sub, or, if capable of being cured, shall not have been cured (1) within 5 days of written notice thereof being given to Parent or (2) any shorter period of time that remains between the date of delivery of such written notice and the Outside Date and (B) has not been waived by the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(iv) if the Company is then in breach of this Agreement such that any of the conditions to Closing set forth in Sections 8.2(a) or 8.2(b) would not then be satisfied; or
(v)by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, which Order or other Action is final and non-appealable (or for which the period to appeal has expired).
(b)The party seeking to terminate this Agreement pursuant to Sections 9.1(a)(ii)-(v) shall give written notice of such termination to the other party hereto.
1.2Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become null and void and there shall be no further liability or obligation on the part of Parent, Merger Sub, the Company, the Equityholders or their respective officers, managers, directors, stockholders, members or Affiliates hereunder or in respect hereof; provided, however, that the provisions of Section 6.2(a), this Section 9.2, and Article X shall remain in full force and effect and survive any termination of this Agreement; and provided, further, that nothing herein will relieve any party from Liability for any intentional breach of this Agreement prior to such termination.
Article XIA
GENERAL PROVISIONS
1.1Survival.
(a)Other than as expressly set forth in Section 10.2 and any covenant or agreement that, by its express terms, is to be performed in whole or in part after the Closing, the representations, warranties covenants and agreements of the Company, the Equityholders, Parent and/or Merger Sub made in this Agreement or in any certificate delivered in connection herewith shall not survive beyond the Closing, and thereafter there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof. Any covenant or agreement to be performed after the Closing shall survive the Closing and continue until performed in full (unless a shorter period is expressly prescribed with respect to such covenant or agreement).
(b)Parent, for itself and on behalf of its Affiliates and its and their respective Representatives including, after the Closing, the Company (collectively, the “Parent Related Parties”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against any of the Equityholders relating to the subject matter of this Agreement or any certificate delivered in connection herewith, or as a result of any of the transactions contemplated hereby, whether arising under, or based upon, any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are

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hereby irrevocably waived, other than with respect to (i) the rights of Parent (A) to injunctive, provisional and equitable relief, including Parent’s right to pursue specific performance hereunder in accordance with Section 10.17, (B) with respect to any Adjustment Amount subject to and in accordance with Section 2.6, (C) to enforce this Agreement and each of the other Transaction Documents in accordance with their respective terms, subject to the limitations set forth herein and therein, and (D) to recover from the Retention Escrow Account in accordance with Section 10.2, and (ii) claims for Fraud.
(c)Parent acknowledges and agrees that the Parent Related Parties may not avoid the limitation on liability described in Section 10.1(a) by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived, except as otherwise provided in Section 10.1(a) or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement.
(d)Nothing in this Section 10.1 will limit any claim by any Party hereto for Fraud.
1.2Recovery under R&W Policy; Retention Escrow Distribution.
(a)Other than in the case of Fraud, the sole source of recovery of Parent for any monetary Losses resulting from (i) any inaccuracy or breach of any representation or warranty in this Agreement or in any certificate delivered in connection herewith or (ii) Company Pre-Closing Taxes (to the extent not taken into account in determining adjustments to the Merger Consideration pursuant to Section 2.6) shall be the R&W Policy; provided, that in the case of Fraud, to the extent that the limit of liability under the R&W Policy has not been exhausted, Parent shall first use commercially reasonable efforts to seek recovery under the R&W Policy before seeking recovery directly from the applicable Equityholders with respect to Losses resulting from such Fraud. With respect to any claims made under the R&W Policy, the Retention Amount (if applicable) shall be satisfied on a 50/50 basis by Parent and by release of funds from the Retention Escrow Account to Parent, such that $.50 of every $1.00 of the Retention Amount will be satisfied by release of funds from the Retention Escrow Account to Parent and the other $.50 will be paid by Parent. Notwithstanding the foregoing, this Section 10.2 shall not (A) limit the Parties’ remedies with respect to claims for Fraud (except for the obligation to use commercially reasonable efforts to first recover against the R&W Policy as stated above and except as set forth in the last sentence of this Section 10.2(a)), or (B) limit the rights of the Parties to injunctive or equitable relief or specific performance in accordance with this Agreement as expressly specified herein or as may be available with respect to any other Transaction Document. Each Equityholder acknowledges and agrees that it shall be responsible, on a several and not joint basis, for any Losses against, relating to, imposed upon, suffered by, or incurred by a Parent Indemnitee, directly or indirectly, (y) on a pro rata basis (based on such Equityholder’s Allocable Share) as a result of, arising from or relating to any Fraud by the Company, and (z) as a result of, arising from or relating to any Fraud by such Equityholder; provided, that, notwithstanding anything to the contrary, no Equityholder shall be responsible for any Losses in excess of the portion of the Merger Consideration actually received by such Equityholder (net of any payments made by such Equityholder pursuant to this Agreement, including pursuant to Section 2.6).
(b)On the 18-month anniversary of the Closing Date (the “Retention Escrow Release Date”), Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to release all funds in the Retention Escrow Account (to the extent any amount remains after taking into account any amounts previously disbursed to Parent in accordance with Section 10.2(a) and the terms of the Escrow Agreement) to the Paying Agent for the benefit of the Former Holders in accordance with the Escrow Agreement, except that the Escrow Agent shall retain an amount (up to the total amount then remaining in the Retention Escrow Account) equal to the amount of any claims asserted by Parent prior to the Retention Escrow Release Date (i) that are not yet resolved or (ii) that are resolved but with respect to which the Losses have not been paid to the applicable Parent Indemnitee (“Unresolved Claims”). The portion of the Retention Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent to the Paying Agent for the benefit of the Former Holders (to the extent not utilized to pay any Parent Indemnitee for any Unresolved Claims resolved in favor of such Parent Indemnitee) upon their resolution in accordance with the terms of the Escrow Agreement. For the avoidance of doubt, after all funds remaining in the Retention Escrow Account are released to the Paying Agent for the benefit of the Former Holders in accordance with this Section 10.2(b), Parent shall be solely responsible for paying any

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remaining portion of the Retention Amount before recovering from the R&W Policy, except in the case of Fraud.
(c)Except in the case of (i) the determination and payment of the Adjustment Amount (which shall be governed by Section 2.6), (ii) actions for specific performance pursuant to Section 10.17, and (iii) Fraud, the recoveries provided in this Section 10.2 shall constitute the sole and exclusive recourse and remedy of the Parent Indemnitees from and after the Closing for recovery of Losses or other monetary losses against the Company or the Former Holders in connection with this Agreement, resulting from or relating to any breaches of the representations and warranties set forth in this Agreement; provided that, for the avoidance of doubt, no Equityholder shall be responsible for any Losses of a Parent Indemnitee based upon or relating to another Equityholder’s breach of a covenant set forth in this Agreement.
1.3Reasonable Efforts; Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm or record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Subject to the terms and conditions of this Agreement, each party to this Agreement after the Effective Time shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Laws in order to give effect to the transactions contemplated herein as expeditiously as reasonably practicable.
1.4Amendment and Modification. At any time prior to the Closing, this Agreement may be amended or modified only in a writing signed by Parent, on the one hand, and the Company and the Equityholder Representative, on the other hand. After the Closing, this Agreement may be amended or modified only in a writing signed by Parent, on the one hand, and the Equityholder Representative, on the other hand.
1.5Waiver of Compliance. Any failure of Parent or Merger Sub, on the one hand, or the Company (prior to Closing) or the Equityholder Representative (after the Closing), on the other hand, to comply with any obligation, covenant or agreement contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any other failure.
1.6Severability. If any term or other provision of this Agreement is invalid, illegal, incapable of being enforced or prohibited by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Entity making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
1.7Expenses and Obligations. Except as otherwise provided in this Agreement, each party to this Agreement will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.
1.8Parties in Interest. This Agreement will inure solely to the benefit of each party hereto and their successors and assigns, and, except as set forth in Section 10.20, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

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1.9Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date sent by e-mail (including an e-mail of a PDF document) (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):
If to Parent or the Surviving Corporation, to:
Thryv, Inc.
2200 W Airfield Drive
Dallas, Texas 75261
Attn:    Cameron Lessard
E-mail:    Cameron.Lessard@thryv.com
with a copy (which copy shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street, Suite 1800
Dallas, Texas 75201
Attn:    Garrett DeVries and Eric Williams
E-mail:    gdevries@akingump.com
williamse@akingump.com
If to the Company prior to Closing, to:
Infusion Software, Inc.
1260 S Spectrum Blvd
Chandler, Arizona 85286
Attn:    Clate Mask and Ryan Ferguson
E-mail:    clatem@keap.com
ryan.ferguson@keap.com
with a copy (which copy shall not constitute notice) to:
Snell & Wilmer L.L.P.
One East Washington Street
Suite 2700
Phoenix, Arizona 85004
Attn:    Jeffrey A. Scudder, P.C. and Daniel McEvers Mahoney, P.C.
E-mail:    jscudder@swlaw.com
dmahoney@swlaw.com
If to the Equityholder Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202

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Attention: Managing Director
Email: deals@srsacquiom.com

1.10Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
1.11Time. Time is of the essence in each and every provision of this Agreement.
1.12Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent, term sheets and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.
1.13Public Announcements. Except for filings or statements made or press releases issued (a) pursuant to the Securities Act or the Exchange Act; (b) pursuant to any listing agreement with any national securities exchange or the NASDAQ Stock Market; (c) in connection with the Parent Financing Transaction or (d) as otherwise required by law, neither the Company nor the Equityholders will, and will cause AXOM not to, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated herein without the express prior written approval of Parent.
1.14Binding Effect; Assignment. This Agreement and each other Transaction Document shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such prior written consent shall be null and void ab initio; provided, however, that Parent may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Parent now in, or hereinafter to come into, existence (provided that such assignment shall not relieve Parent of its obligations hereunder). Upon any such permitted assignment, the references in this Agreement to Parent shall also apply to any such assignee unless the context otherwise requires.
1.15Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any choice of laws principles. Each Party irrevocably agrees that any legal action or proceeding arising out of, or relating to, this Agreement brought by any other Party or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware (together with the appellate courts thereof, the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of, or relating to, this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any action, suit or proceeding relating thereto except in the Chosen Courts, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any Chosen Court. Each Party further agrees that notice as provided herein shall constitute sufficient service of process, and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such Chosen Courts or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such Chosen Courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

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1.16Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.16.
1.17Specific Performance. Notwithstanding anything in this Agreement to the contrary, the Parties agree that a breach of this Agreement would cause irreparable damage to the other Parties, for which such Parties will not have an adequate remedy at law. Therefore, the obligations of the Company, Parent and Merger Sub under this Agreement, including the obligation to consummate the Merger, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.
1.18Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IIIA OF THIS AGREEMENT OR IN THE LETTER OF TRANSMITTAL, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR THE EQUITYHOLDERS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING (AND PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT NEITHER THE COMPANY NOR ANY ITS AFFILIATES NOR THE EQUITYHOLDERS NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING) ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY, ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE COMPANY, OR ANY EQUITY INTERESTS OF THE COMPANY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IIIA OF THIS AGREEMENT OR IN THE LETTER OF TRANSMITTAL, PARENT AND MERGER SUB SPECIFICALLY DISCLAIM THAT THEY ARE RELYING UPON OR HAVE RELIED UPON ANY OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY THE COMPANY, THE EQUITYHOLDERS, OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IIIA OF THIS AGREEMENT OR IN THE LETTER OF TRANSMITTAL, THE COMPANY AND EACH OF THE EQUITYHOLDERS (IN EACH CASE, ON BEHALF OF ITSELF AND ITS RESPECTIVE AFFILIATES) HEREBY DISCLAIMS (AND PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE TO SUCH DISCLAIMER OF) ANY OTHER REPRESENTATION OR WARRANTY AND ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN ANY “DATA ROOMS” (VIRTUAL OR OTHERWISE), MANAGEMENT PRESENTATION OR CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO PARENT AND/OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT AND/OR MERGER SUB BY ANY REPRESENTATIVE OF THE COMPANY, ANY OF THE EQUITYHOLDERS OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE COMPANY OR ANY OF THE EQUITYHOLDERS MAKES ANY REPRESENTATIONS OR WARRANTIES TO PARENT AND/OR MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY, AND PARENT AND MERGER SUB (ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE

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AFFILIATES AND THE REPRESENTATIVES OF THE FOREGOING PARTIES) ACKNOWLEDGE AND AGREE TO THE FOREGOING.

1.19Provision Regarding Legal Representation.
(a)If the Equityholder Representative so desires, and without the need for any consent or waiver by Parent or the Surviving Corporation, Snell & Wilmer L.L.P. (“S&W”) shall be permitted to represent the Equityholder Representative (on behalf of the Stockholders) after the Closing in connection with any matter, including anything related to this Agreement, the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, S&W shall be permitted to represent the Equityholder Representative in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent or the Surviving Corporation under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with S&W, unless and to the extent S&W is specifically engaged in writing by the Surviving Corporation to represent it after the Closing and either (i) such engagement involves no conflict of interest with respect to the Stockholders or (ii) the Equityholder Representative (acting on behalf of the Stockholder) consents in writing at the time to such engagement.
(b)Parent further agrees that, as to all communications (i) between and among S&W, on the one hand, and any one or more of the Stockholders (including their Affiliates), the Company and/or any directors, officers, employees or agents of the Company, on the other hand, regardless of the timing of such communications (other than any post-Closing communications with the Company and/or any directors, officers, employees or agents of the Company in their capacities as such) or the subject matter involved, and specifically including all attorney work product that relates to this Agreement, the Transaction Documents and/or the transactions contemplated hereby and thereby, and (ii) between and among any one or more of the Stockholders (including their Affiliates), AXOM, any other third party advisor engaged by the Stockholders and/or (prior to the Closing) the Company in connection with this Agreement and the transactions contemplated hereby, and/or their respective directors, officers, employees or agents in their capacities as such, to the extent that such communications relate in whole or in part to this Agreement, the Transaction Documents, and/or the transactions contemplated hereby and thereby, the attorney-client privilege, the expectation of client confidence, all attorney work product protections and all similar protections belong to the Stockholders, in each case to the extent such privilege or protection applies under Applicable Law, and may be controlled by the Equityholder Representative and shall not pass to or be claimed by Parent or the Surviving Corporation.
1.20No Recourse. Except in the case of Fraud, this Agreement may only be enforced against, and any claim, action, suit, or other legal action or proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit, or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby, except in the case of Fraud. This Section 10.20 is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates. Notwithstanding the foregoing, this Section 10.20 shall not apply to Article VII, which shall be binding upon, and enforceable by the Equityholder Representative against, the Equityholders in its entirety.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPANY:
INFUSION SOFTWARE, INC. d/b/a Keap
By:	/s/ Clate W. Mask
Name:	Clate W. Mask
Title:	CEO

PARENT:
THRYV, INC.
By:	/s/ Paul D. Rouse
Name:	Paul D. Rouse
Title:	Chief Financial Officer, Executive Vice President and Treasurer

MERGER SUB:
THRYV MERGER SUB, INC.
By:	/s/ Paul D. Rouse
Name:	Paul D. Rouse
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed as of the date first written above.

EQUITYHOLDER REPRESENTATIVE:
SHAREHOLDER REPRESENTATIVE SERVICES LLC
By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed as of the date first written above.

EQUITYHOLDERS:
David A. Feinleib Trust Dated October 9, 2008
By:	/s/ David Feinleib
Name:	David Feinleib
Title:	Trustee

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EQUITYHOLDERS:
BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
By:	/s/ Joseph P. DiSabato
Name:	Joseph P. DiSabato
Title:	Vice President

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EQUITYHOLDERS:
BRIDGE STREET 2012 HOLDINGS, L.P.
By:	/s/ Joseph P. DiSabato
Name:	Joseph P. DiSabato
Title:	Vice President

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EQUITYHOLDERS:
MBD 2011 HOLDINGS, L.P.
By:	/s/ Joseph P. DiSabato
Name:	Joseph P. DiSabato
Title:	Vice President

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EQUITYHOLDERS:
SIGNAL PEAK SILVERSTONE, L.P.
By:	/s/ Scott Petty
Name:	Scott Petty
Title:	Managing Director

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EQUITYHOLDERS:
SIGNAL PEAK VENTURES II, L.P.
By:	/s/ Scott Petty
Name:	Scott Petty
Title:	Managing Director

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EQUITYHOLDERS:
Arthur Ventures I, LP
By:	/s/ James B. Burgum
Name:	James B. Burgum
Title:	General Partner

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EQUITYHOLDERS:
BAIN CAPITAL VENTURE FUND 2012, L.P. By: Bain Capital Venture Partners 2012, L.P. Its: General Partner By: Bain Capital Venture Investors, LLC Its: General Partner
By:	/s/ Paul Zurlo
Name:	Paul Zurlo
Title:	Partner

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EQUITYHOLDERS:
BCIP VENTURE ASSOCIATES By: Bain Capital Investors, LLC Its: Managing Partner By: Bain Capital Venture Investors, LLC Its: Attorney-in-Fact
By:	/s/ Paul Zurlo
Name:	Paul Zurlo
Title:	Partner

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EQUITYHOLDERS:
BCIP VENTURE ASSOCIATES-B By: Bain Capital Investors, LLC Its: Managing Partner By: Bain Capital Venture Investors, LLC Its: Attorney-in-Fact
By:	/s/ Paul Zurlo
Name:	Paul Zurlo
Title:	Partner

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EQUITYHOLDERS:
Marshfield Advisers, LLC
By:	/s/ Jeffrey G. Porter
Name:	Jeffrey G. Porter
Title:	Investment Manager

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EXHIBIT A
DEFINITIONS
“2018 Convertible Notes” has the meaning set forth in Section 3.2(b).
“2020 Convertible Notes” has the meaning set forth in Section 3.2(b).
“280G Approval” has the meaning set forth in Section 6.10.
“Accounting Principles” means (a) the accounting principles, policies, procedures and categorizations set forth on Exhibit L; (b) to the extent not inconsistent with (a) or GAAP, the accounting principles, policies, practices and methods used in the preparation of Company’s Financial Statements as of December 31, 2023; or (c) if not otherwise addressed in (a) and (b), GAAP.
“Actual Knowledge of the Company” means, with respect to the Company, the actual knowledge of Ryan Ferguson, Clate Mask, and Tera Garcia.
“Adjustment Amount” means the Final Merger Consideration minus the Estimated Merger Consideration.
“Adjustment Escrow Amount” means an amount equal to $1,000,000.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Affiliate Contract” has the meaning set forth in Section 3.20.
“Agreement” has the meaning set forth in the Preamble.
“Allocable Share” means, with respect to each Former Holder, the “Allocable Share” set forth on the Payment Schedule; provided that, notwithstanding anything to the contrary, the Parties acknowledge and agree that none of the Convertible Notes are converting (or being deemed converted) into Conversion Shares (as defined in the Convertible Notes) in connection with or as a result of the transactions contemplated hereby, and no proceeds received by any Person pursuant to the Convertible Notes shall be considered for purposes of calculating such Person’s Allocable Share (if any) or included in the amount of Merger Consideration received by such Person (if any).
“Anti-Bribery Laws” means, collectively, the FCPA, UK Bribery Act and any other Applicable Law and regulations relating to bribery or corruption (in each case to the extent applicable to the Company).
“Anti-Money Laundering Laws” means, collectively, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT ACT ((Pub. L. No. 107-56), and the Bank Secrecy Act (31 U.S.C. §§5311-5332)), the U.K. Anti-Terrorism, Crime and Security Act 2001, The U.K. Money Laundering Regulations 2003, The U.K. Money Laundering Regulations 2007, The U.K. Proceeds of Crime Act 2002, and any other Applicable Laws and regulations related to terrorist financing or money laundering (in each case to the extent applicable to the Company).

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“Applicable Law” means all domestic or foreign, federal state or local statutes, laws (including common laws), constitutions, treaties, directives, rules, regulations, resolutions, codes, ordinances, requirements, judgments, orders, administrative interpretations, decrees, injunctions, and writs of any Governmental Entity.
“Acquisition Proposal” has the meaning set forth in Section 6.4.
“AXOM” has the meaning set forth in Section 3.14.
“Book-Entry Share” means any uncertificated share held in book-entry form on the records of the Company, which immediately prior to the Effective Time represents an outstanding share of Company Common Stock or Company Preferred Stock.
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to be closed.
“Business Intellectual Property” has the meaning set forth in Section 3.10(c).
“Cash” means the aggregate cash and cash equivalents (to the extent convertible to cash within thirty (30) days) of the Company (a) including all checks, drafts, and wires received by the Company but not yet cleared, (b) net of any outstanding checks, drafts, or wires, and (c) excluding any Restricted Cash.
“Certificate of Merger” has the meaning set forth in Section 2.2(b).
“Change in Control Employee Agreement” means the Change in Control Employee Agreements set forth in Section 3.16 of the Disclosure Schedule.
“Change of Control Payment Recipient” has the meaning set forth in Section 2.7(b).
“Change of Control Payments” means all severance payments, transaction bonuses, discretionary bonuses, change-of-control payments, stay bonuses, retention bonuses and other compensatory payments (including the employer portion of any Taxes) that become due and payable solely as a result of the Closing under a Contract entered into by or on behalf of the Company prior to the Closing, including, any such payments due and payable under any Change in Control Employee Agreement or the Liquidity Event Bonus Plan Agreements, including the employer portion of any related Taxes. For the avoidance of doubt, “Change of Control Payments” shall not include any severance or other obligations payable as a result of Parent electing to terminate any Company employee at or after the Effective Time.
“Chosen Courts” has the meaning set forth in Section 10.15.
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Company Cash” means the Cash outstanding of the Company at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date. For the avoidance of doubt, Closing Company Cash shall be adjusted (positive or negative) for any payments made between 11:59 pm (New York time) on the date immediately preceding the Closing Date and the Closing which are not included as

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a current asset or captured as a deduction to the Merger Consideration through a liability, as applicable, in the calculation of Closing Net Working Capital, Closing Indebtedness, or Closing Company Transaction Expenses.
“Closing Company Transaction Expenses” means the Company Transaction Costs to the extent not paid as of immediately prior to the Closing.
“Closing Date” means the date on which the Closing occurs.
“Closing Date Balance Sheet” has the meaning set forth in Section 5.2.
“Closing Indebtedness” means the aggregate Indebtedness of the Company outstanding at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date. For the avoidance of doubt, any Indebtedness incurred through the Closing shall be deemed incurred as of 11:59 p.m. (New York Time) on the date immediately preceding the Closing Date.
“Closing Net Working Capital” means the Net Working Capital of the Company at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date.
“Closing Payment” means (a) the Estimated Merger Consideration minus (b) the Adjustment Escrow Amount minus (c) the Retention Escrow Amount minus (d) the Equityholder Representative Expense Fund.
“Closing Payoff Statement” means a statement that sets forth, by payee, the aggregate amount of, and wire transfer instructions for, (a) the Paid Indebtedness and (b) the Estimated Closing Company Transaction Expenses.
“Closing Statement” has the meaning set forth in Section 2.6(a).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Applicable Law.
“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company” has the meaning set forth in the Preamble.
“Company Charter Documents” has the meaning set forth in Section 3.1(b).
“Company Common Stock” means the Non-Voting Common Stock together with the Voting Common Stock.
“Company Confidential Information” has the meaning set forth in Section 6.6(a).
“Company Customers” has the meaning set forth in Section 3.23.
“Company Fundamental Representations” means the representation and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.14 and 3.24.

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“Company Pre-Closing Taxes” means, without duplication, the unpaid amount of (a) any Taxes of the Company relating or attributable to any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 6.5(b)), (b) any Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company (or any of its predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation and (c) any income Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by written contract, pursuant to any law or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; provided, that Company Pre-Closing Taxes shall not be less than $0 in the aggregate or be computed by a reference to a negative amount in respect of any jurisdiction or any particular Tax Return. The amount of Company Pre-Closing Taxes shall be determined based on the Company’s historical practices and procedures (including any elections, methods of accounting and other filing positions).
“Company Income Taxes Payable” means, without duplication, the unpaid amount of any income and franchise Taxes of the Company relating or attributable to any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 6.5(b)) that are not due and payable as of the Closing under applicable Tax Law with respect to each jurisdiction in which the Company has historically filed Tax Returns; provided, that (i) Company Income Taxes Payable shall be determined net of any income Tax refunds with respect to which the Company has filed a claim (whether to be received in cash or applied towards future Taxes) before the Closing Date that are set forth on Section 3.8 of the Disclosure Schedule which Tax refunds have not been received as of the Closing Date; (ii) Company Income Taxes Payable shall not be less than $0 in the aggregate; and (iii) the amount of Company Income Taxes Payable shall be determined based on the Company’s historical practices and procedures (including any elections, methods of accounting and other filing positions).
“Company Other Taxes Payable” means, without duplication, the unpaid amount of any Taxes other than Company Income Taxes Payable, of the Company relating or attributable to any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 6.5(b)) that are not due and payable as of the Closing under applicable Tax Law with respect to each jurisdiction in which the Company has historically filed Tax Returns; provided, that (i) Company Other Taxes Payable shall be determined net of Tax refunds, for which the Company has filed a claim (whether to be received in cash or applied towards future Taxes) before the Closing Date that are set forth on Section 3.8 of the Disclosure Schedule and which Tax refunds have not been received as of the Closing Date; (ii) Company Other Taxes Payable shall not be less than $0 in the aggregate; and (iii) the amount of Company Other Taxes Payable shall be determined based on the Company’s historical practices and procedures (including any elections, methods of accounting and other filing positions).
“Company Preferred Stock” has the meaning set forth in Section 2.4(d).
“Company Products” means all product and service offerings and all Software (a) in which any rights, including any rights in any Intellectual Property (e.g., source codes) included or embodied in such product or Software, is owned, or purported to be owned, individually or jointly with others, by the Company and (b) distributed, marketed, sold and/or offered for sale by the Company, including such products and Software that are in development as of the date of this Agreement.
“Company Registered IP” has the meaning set forth in Section 3.10(a).
“Company Supplier” has the meaning set forth in Section 3.23.

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“Company Transaction Costs” means, without duplication, (a) any fees, costs and expenses incurred by the Company at or prior to the Closing or subject to reimbursement by the Company, whether accrued for or not, in each case in connection with the consummation of the transactions contemplated by this Agreement, including: (i) all fees, commissions, costs and expenses of any brokers, finders, counsel, advisors, financial advisors, accountants, consultants, attorneys, service providers or other professionals (including AXOM), (ii) all other costs or expenses of obtaining the Required Consents, (iii) all costs of obtaining the D&O Tail Policy and Run-Off Policy, (iv) 50% of the R&W Policy Costs, and (v) the Change of Control Payments, and (b) all payments required and Losses incurred in connection with or related to Dissenting Shares, including the aggregate amount of Merger Consideration reasonably expected to be owed to the holders of Dissenting Shares, plus all costs, fees and expenses reasonably expected to be incurred by Parent and its Affiliates (including the Company) with respect to the exercise of appraisal rights by the holders of Dissenting Shares.
“Confidentiality Agreement” means the confidentiality letter agreement dated as of April 10, 2024, by and between the Company and Parent.
“Consents” means all consents, approvals, orders or authorizations of, or registration, qualification, designation, declaration or filing with, any Governmental Entity, and all consents, waivers and approvals of third Persons.
“Continuing Employees” has the meaning set forth in Section 6.11.
“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, guaranty, indenture, license, sublicense, insurance policy, benefit plan sales or purchase order or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound or affected.
“Convertible Notes” has the meaning set forth in Section 3.2(b).
“D&O Tail Policy” has the meaning set forth in Section 6.7(a).
“Data Protection Laws” means all Applicable Laws pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer.
“Deal Team Members” means the Knowledge Parties, Jacob Miller, Kristi Bonfiglio, and Ammon Curtis.
“DGCL” has the meaning set forth in the Recitals.
“Disclosure Schedule” means the schedule delivered by the Company and each of the Equityholders to Parent and Merger Sub concurrently with the execution and delivery of this Agreement, setting forth certain disclosure information to the Company’s representations and warranties contained in Article III and the Equityholder’s representations and warranties contained in Article IIIA (which Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in Article III or Article IIIA and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section).

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“Dissenting Shares” has the meaning set forth in Section 2.10.
“Effective Time” has the meaning set forth in Section 2.2(b).
“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (b) each plan, program, policy, agreement or arrangement that would be an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), if it were subject to ERISA, (c) each stock purchase, stock option, compensatory warrant, restricted stock, stock bonus, stock ownership, stock appreciation rights, phantom equity, profits interests or other equity or equity-based plan or agreement, (d) each compensation, bonus, commission, incentive or deferred compensation plan, agreement, arrangement, program, policy or practice, (e) each employment or consulting agreement, offer letter or severance, retention, change of control, termination, employee loan, advance or other compensation plan, agreement, arrangement, program, policy, or practice (f) each health or welfare plan, agreement, arrangement, program, policy or practice, and (g) each other personnel policy, vacation policy, or other employee fringe benefit or perquisite arrangement whether or not subject to ERISA, in the cases of clauses (a) through (g), (i) under which any current or former director, officer, manager, employee, contractor or consultant of the Company has any present or future right to benefits or is eligible to participate, (ii) entered into, maintained, sponsored or contributed to by the Company, or (iii) with respect to which the Company has any liability (whether direct, indirect, contingent, current, prospective or otherwise) and whether such arrangement is oral or in writing.
“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety (including workplace health and safety), pollution, or the protection of the environment or natural resources or otherwise relating to the presence, production, generation, use, handling, collection, treatment, storage, transportation, importing, labeling, testing, recovery, recycling, removal, discharge, disposal, cleanup or control of Hazardous Materials, or the health and safety of persons (including employees) or property relating to exposure to Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) analogous laws and regulations implemented in any other country in which the Company conducts business.
“Equity Incentive Plan” means the Company’s 2017 Equity Incentive Plan, as amended to date and currently in effect.
“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation right that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified pursuant to Applicable Law as an equity security of a Person.
“Equityholder” means each holder of shares of Series D Preferred Stock or Series D-a Preferred Stock as of immediately prior to the Effective Time.

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“Equityholder Representative” has the meaning set forth in the Recitals, and any successor representative appointed in accordance herewith.
“Equityholder Representative Expense Fund” has the meaning set forth in Section 7.1(e).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means with respect to any Person, trade or business, or entity, any other Person, trade or business, or entity, that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA that includes or included the first Person, trade or business, or entity that is, or was at the relevant time, a member of the same “controlled group” as the first Person, trade or business, or entity pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement, dated the Closing Date, by and among Parent, the Escrow Agent and the Equityholder Representative, in the form attached hereto as Exhibit J.
“Estimated Closing Company Cash” has the meaning set forth in Section 2.6(a).
“Estimated Closing Company Transaction Expenses” has the meaning set forth in Section 2.6(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.6(a).
“Estimated Merger Consideration” has the meaning set forth in Section 2.6(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Export and Import Laws” means (a) the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and any other Applicable Laws and regulations related to export controls; (b) import controls and customs laws and regulations administered by U.S. Customs and Border Protection and any other Applicable Laws and regulations related to import controls and customs; and (c) U.S. anti-boycott laws and regulations administered by the U.S. Department of Commerce and U.S. Department of the Treasury.
“Factory Acquisition Earnout” means the Company’s obligations with respect to the earn-out as defined and set forth in the Factory Purchase Agreement.
“Factory Purchase Agreement” means that certain Asset Purchase Agreement, dated February 28, 2023, between the Company and Box Out Marketing, Inc., as amended by that Amendment #1, dated July 1, 2013, and as further amended by that Amendment #2, dated February 28, 2023.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

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“Final Closing Company Cash” has the meaning set forth in Section 2.6(g).
“Final Closing Indebtedness” has the meaning set forth in Section 2.6(g).
“Final Company Transaction Expenses” has the meaning set forth in Section 2.6(g).
“Final Merger Consideration” has the meaning set forth in Section 2.6(g).
“Final Net Working Capital” has the meaning set forth in Section 2.6(g).
“Financial Statements” has the meaning set forth in Section 3.5(a).
“FLSA” has the meaning set forth in Section 3.15(d).
“Former Holders” means the Equityholders as of immediately prior to the Effective Time.
“Fraud” means actual and intentional fraud (for the avoidance of doubt, excluding reckless indifference) under applicable Delaware Law in making any representation or warranty contained in this Agreement (as qualified by the Disclosure Schedule), a Letter of Transmittal or the certificate delivered pursuant to Section 2.8(a)(xv) hereof; provided that, for the avoidance of doubt, actual and intentional fraud of a Party will only be deemed to exist if (a) with respect to the Company, any of the Deal Team Members had actual knowledge or belief (as opposed to imputed or constructive knowledge) that such representation or warranty (as qualified by the Disclosure Schedule) was breached, and (b) with respect to any Equityholder, such Equityholder had actual knowledge or belief (as opposed to imputed or constructive knowledge) that such representation or and warranty (as qualified by the Disclosure Schedule, if applicable) was breached.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Generative AI Materials” means any and all content, data, and information created, developed, or modified for the purposes of using, or used in connection with, any generative artificial intelligence tools, algorithms, or related-services (“GenAI Tool”) to organize, summarize, or generate content, data, or information that is intended for, considered by, or used in connection with any services, business activity and/or work product, including (a) all strategies, policies, and use cases for any GenAI Tool; (b) all queries, prompts, instructions, data, or other inputs and methodologies used with or provided to any GenAI Tool and (c) all outputs generated by any GenAI Tool, including statements, images, content, and reports.
“Goldman” has the meaning set forth in Section 6.6(b).
“Governmental Entity” has the meaning set forth in Section 3.4(c).
“Hazardous Material” means (a) any material, substance or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any hazardous material, hazardous substance, hazardous waste, solid waste, toxic waste, toxic substance, pollutant, contaminant, or hazardous air pollutant (as any of such terms may be defined under, or for the purpose of, any Environmental Law); and (b) asbestos or asbestos-containing materials, radon, toxic mold, radioactive materials, per- or polyfluoroalkyl substances, polychlorinated biphenyls, petroleum or any fraction thereof, petroleum products, natural gas, and natural gas liquids.

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“Indebtedness” means, without duplication, (a) the principal, accreted value, accrued or unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) the Convertible Notes; (c) all obligations of such Person issued or assumed as the deferred or unpaid purchase price of property, business, securities or services (including the maximum amount for earn-outs, seller notes, post-closing true-up obligations or similar contingent payment arrangements), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business, to the extent included as a current liability in Net Working Capital); (d) all obligations of such Person under leases that have been recorded as capital or finance leases in the Financial Statements or in accordance with GAAP (other than the Real Property Leases and leases classified as operating leases in the Financial Statements); (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, performance bonds, surety bonds, banker’s acceptance or similar credit transaction; (f) all obligations of such Person under interest rate or currency swap transactions, collars, caps, forward contracts and similar hedging obligations (valued at the termination value thereof); (g) Company Income Taxes Payable; (h) declared and unpaid distributions or amounts owed to Equityholders or their Affiliates; (i) the cost to service the annual component of deferred revenue in the agreed amount of $600,000; (j) the unpaid amount of the Factory Acquisition Earnout for Year 1; (k) all obligations of the type referred to in clauses (a) through (j) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (l) all outstanding obligations of the type referred to in clauses (a) through (j) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Notwithstanding anything to the contrary in the foregoing, “Indebtedness” shall not include (w) any unpaid amount relating to the Factory Acquisition Earnout for Year 2, (x) all costs to decommission the applicable buildings pursuant to the Real Property Leases, (y) any amounts included as Closing Company Transaction Expense, or (z) any liability to the extent included as a current liability in the calculation of Net Working Capital (including Company Other Taxes Payable).
“Independent Accounting Firm” has the meaning set forth in Section 2.6(e).
“Intellectual Property” means all rights, interest, and title in and to all intellectual and industrial property, including without limitation: (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), patent disclosures (“Patents”), (d) trademarks, service marks, trade dress, trade names, corporate names, d/b/a names, logos and slogans, and Internet domain names and social media handles, together with all goodwill associated with each of the foregoing, (e) copyrights and copyrightable works (both published and unpublished) including all works of authorship, (f) Software and Generative AI Materials, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice) (“Trade Secrets”), (h) whether or not confidential, technology (including know-how and show-how), business processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and

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cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (k) all rights under any license agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items above; (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out, (m) Internet domain names, (n) any moral rights and the like associated therewith, and (o) all issuances, registrations and applications for any of the foregoing.
“Investors’ Rights Agreement” means that certain Third Amended and Restated Investors’ Rights Agreement, dated September 30, 2014, by and among the Company and the other parties thereto.
“IT Systems” means the information technology systems and infrastructure used, owned, leased or licensed by or for the Business of the Company, including Software, firmware, hardware, networks, databases, interfaces, platforms and related systems.
“Key Employee” means any Company executive and their respective direct reports.
“Knowledge” means, with respect to the Company, the actual knowledge of Ryan Ferguson, Clate Mask, and Tera Garcia (each a “Knowledge Party”), and the knowledge each such individual would reasonably be expected to have after due inquiry.
“Leased Real Property” has the meaning set forth in Section 3.9(c).
“Legal Proceeding” has the meaning set forth in Section 3.7.
“Letter of Transmittal” means a letter of transmittal, joinder and release in the form attached hereto as Exhibit M.
“Liability” means any debt, loss, damage, fine, penalty, liability, Tax or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, conditional or unconditional, or due or to become due, joint or several, and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation), regardless of whether such debt, loss, damage, adverse claim, fine, penalty, liability, Tax or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, loss, damage, adverse claim, fine, penalty, liability or obligation is immediately due and payable.
“Lien Instrument” has the meaning set forth in Section 3.9(b).
“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, judgments, pledges, charges, escrows, leases, subleases, licenses, preemptive rights, community property interests, collateral assignments, hypothecations, infringements, warrants, security interests, mortgages, deeds of trust, indentures, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, transfer restrictions, rights of first refusal or offer, encroachments, and other burdens, options or encumbrances of any kind, other than transfer restrictions arising under (a) federal or state securities laws, (b) the Company’s Charter Documents, or (c) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated September 30,

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2014, by and among the Company, the holders of Company Preferred Stock, and certain other Stockholders.
“Limited License” has the meaning set forth in Section 3.10(i).
“Limited License Software” has the meaning set forth in Section 3.10(i).
“Liquidity Bonus Recipients” means those Persons set forth on Section A of the Disclosure Schedule.
“Liquidity Event Bonus Plan Agreements” means the Contracts entered into between the Company and the Liquidity Bonus Recipients pursuant to the Amended and Restated Infusion Software Liquidity Event Bonus Plan, adopted September 18, 2024.
“Losses” means any and all losses, Liabilities, obligations, deficiencies, claims, allegations, demands, injuries, damages, Taxes, interest, fines, charges, penalties, suits, actions, causes of action, assessments, awards, settlements, judgments, charges, fees, costs and expenses of any nature, including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees.
“Lower NWC Target” means negative $850,000.
“Material Adverse Effect” means any result, occurrence, fact, change, event, effect or violation, inaccuracy, circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, (a) would have or would reasonably be expected to have a material adverse effect on the business, prospects, operations, assets, liabilities, capitalization, financial performance, or condition in each case, of the Business or the Company, taken as a whole, (b) would reasonably be expected to prevent or materially impair or delay the ability of the Company or the Equityholders to consummate the transactions contemplated by this Agreement, or (c) would reasonably be expected to be materially adverse to the ability to operate the Company’s Business immediately after the Closing, in each case other than any circumstance, occurrence, fact, change, event or effect arising from or relating to (i) general economic or political conditions in the United States (including any potential or actual government shutdown); (ii) conditions generally affecting the industries in which the Company operates in general; (iii) any changes in financial or securities markets in general, including any disruption thereof and changes in interest rates, currency exchange rates or commodities prices; (iv) act of war (whether or not declared), armed hostilities or terrorism (including cyberterrorism), or the escalation or worsening thereof; (v) any natural or man-made disaster or acts of God (including any pandemic); (vi) any changes in Applicable Laws or accounting rules (including GAAP); (viii) any failure of the Company to meet any internal or external projections, forecasts or revenue predictions; (ix) the announcement or pendency of the transactions contemplated by this Agreement or the identity of or any characteristic of or fact related to Parent (including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors); (x) the taking of, or omission of, any action as required by this Agreement; or (xi) items disclosed in the Disclosure Schedule, in each case described in (i) – (xi), to the extent that the Company is not disproportionately adversely affected by such circumstance, occurrence, fact, change or event compared to other businesses operating in similar industries.
“Material Contract” has the meaning set forth in Section 3.18(a).
“Merger” has the meaning set forth in Section 2.1.

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“Merger Consideration” means an amount equal to (a) $80,000,000 minus (b) the amount of the Closing Indebtedness plus (c) the amount of the Closing Company Cash plus, (d) if the Closing Net Working Capital is greater than the Upper NWC Target, the amount by which Closing Net Working Capital exceeds the Net Working Capital Target, minus, (e) if the Closing Net Working Capital is less than the Lower NWC Target, an amount by which the Net Working Capital Target exceeds Closing Net Working Capital, minus (f) the Closing Company Transaction Expenses.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Charter Documents” has the meaning set forth in Section 4.1(b).
“Most Recent Financial Statements” has the meaning set forth in Section 3.5(a).
“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.
“Net Working Capital” means: (a) the current assets of the Company minus (b) the current liabilities of the Company, in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, (i) Net Working Capital shall exclude any items of Indebtedness, right-of-use assets and liabilities with respect to operating leases, assets or contra liabilities with respect to Indebtedness, such as unamortized debt issuance costs, deferred revenue, Tax assets (except as set forth in the definition of Company Other Taxes Payable), Cash and Company Transaction Costs, and (ii) Net Working Capital shall exclude all Tax liabilities other than Company Other Taxes Payable. An illustrative calculation of Net Working Capital, calculated as if the Closing took place on June 30, 2024, is set forth as Exhibit K.
“Net Working Capital Target” means negative $600,000.
“Non-Party Affiliates” has the meaning set forth in Section 10.20.
“Non-Voting Common Stock” means the non-voting common stock, par value $0.001 per share, of the Company.
“Notice of Objection” has the meaning set forth in Section 2.6(c).
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Option” means each option granted by the Company to purchase Company Common Stock granted under the Equity Incentive Plan, whether vested or unvested.
“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by, or settlement under the jurisdiction of, any Governmental Entity.
“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice.
“Owned Intellectual Property” means all Intellectual Property owned or purportedly owned by the Company.
“Paid Indebtedness” means all Company Indebtedness for borrowed money (including the Convertible Notes) and any other Company Indebtedness secured by a Lien on the Company’s assets.

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“Parent” has the meaning set forth in the Preamble.
“Parent Indemnitee” means Parent, Merger Sub and the Surviving Corporation and their respective Affiliates and each of their respective equityholders, limited partners, general partners, successors and permitted assigns.
“Parent Related Parties” has the meaning set forth in Section 10.1(a).
“Partnership Contract” has the meaning set forth in Section 3.18(a)(xviii).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Paying Agent” means JPMorgan Chase Bank, N.A.
“Paying Agent Agreement” means the Paying Agent Agreement to be entered into on the Closing Date among the Paying Agent, Parent and the Equityholder Representative, in a form reasonably acceptable to Parent, the Equityholder Representative and the Paying Agent.
“Payment” has the meaning set forth in Section 7.1(e).
“Payment Schedule” has the meaning set forth in Section 2.6(a) and is attached hereto as Exhibit H.
“Payoff Letter” means a payoff letter from the applicable lender or holder of Paid Indebtedness, evidencing the aggregate amount of such Paid Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and a customary statement that, if such aggregate amount is paid to such lender on the Closing Date, such indebtedness will be repaid in full and that all Liens securing such Paid Indebtedness concurrently therewith will be released.
“Permits” has the meaning set forth in Section 3.12(b).
“Permitted Encumbrances” means (a) statutory liens for current Taxes, assessments or other governmental charges (i) not yet due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business that relate to amounts not yet due and payable and that are not material to the business, operations and financial condition of the property so encumbered and that do not result from a breach, default or violation by the Company with respect to any Contract, legal requirement or applicable Real Property Lease, (c) the rights of the lessors of any real or personal property leased to the Company (but excluding any such rights arising from a currently outstanding default under the applicable lease), (d) charges, restrictions and encumbrances that do not detract from the value of or interfere with the present use of any property subject thereto or affected thereby, and (e) Liens in respect of Paid Indebtedness.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
“Personal Data” means any individually identifiable information (or information that, in combination with other information, could reasonably allow the identification of an individual, household

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or device, or could reasonably be linked, directly or indirectly, to an individual, household or device) and any other individually identifiable information that is protected under any applicable Data Protection Law, or which the Company is required to safeguard under any of its contractual obligations.
“Personal Property” means all of the machinery, equipment, equipment structures, fixtures, hardware, systems, infrastructure, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by the Company and which are used or held for use in its business or operations.
“Post-Closing Statement” has the meaning set forth in Section 2.6(b).
“PPACA” has the meaning set forth in Section 3.16(g).
“Pre-Closing Tax Period” means any Tax period (including the portion of any Straddle Period) ending on or before the Closing Date.
“Privacy and Security Obligations” means, to the extent relating to the Processing of Personal Data, data privacy, data security, access to or the security of the IT Systems, and data breach or security incident notifications: (a) all applicable Data Protection Laws; (b) the Company’s internal and public-facing privacy policies and other written representations regarding privacy or security measures and practices; and (c) Contracts to which the Company is a party.
“Processing” means any operation or set of operations which is performed on data or on sets of data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“R&W Insurer” means the insurance carrier under the R&W Policy.
“R&W Policy” means that certain Representations and Warranties Insurance Policy issued by Sands Point Risk Agency, LLC to Parent bound as of the date hereof.
“R&W Policy Costs” means the premium, underwriting fee, brokerage fees, legal fees (if any) for counsel engaged by the underwriter, surplus lines tax and any other costs and expenses associated with obtaining the R&W Policy.
“RBC” has the meaning set forth in Section 4.4.
“Real Property Leases” has the meaning set forth in Section 3.9(d).
“Receivables” has the meaning set forth in Section 3.11.
“Release Agreement” has the meaning set forth in Section 2.7(b), in the form attached hereto as Exhibit G.
“Released Claims” has the meaning set forth in Section 5.3.
“Releasee” and “Releasees” have the meanings set forth in Section 5.3.

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“Releasors” has the meaning set forth in Section 5.3.
“Remedies Exceptions” has the meaning set forth in Section 3.3(b).
“Representatives” means, with respect to any Person, such Person’s or its Subsidiaries’ officers, directors, executive level employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives.
“Required Consents” has the meaning set forth in Section 2.8(a)(viii).
“Requisite Stockholder Approval” has the meaning set forth in the Recitals.
“Resignations” has the meaning set forth in Section 5.1.
“Resolved Matters” has the meaning set forth in Section 2.6(d).
“Restricted Cash” means Cash which is not freely usable by the Company after the Effective Time because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations, cash held as collateral or any other form of restriction, excluding for the avoidance of doubt any restrictions on use or distribution pursuant to any Contract relating to Closing Indebtedness.
“Retention Amount” means the amount of the retention under the R&W Policy.
“Retention Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Retention Escrow Amount.
“Retention Escrow Amount” means an amount equal to $200,000.
“Retention Escrow Release Date” has the meaning set forth in Section 10.2(b).
“Review Period” has the meaning set forth in Section 2.6(c).
“RSU” means Restricted Stock Unit, as defined in the Equity Incentive Plan.
“Run-Off Policy” has the meaning set forth in Section 6.7(b).
“S&W” has the meaning set forth in Section 10.19(a).
“Sanctioned Person” means any Person that is (a) the target of Sanctions, including any person listed on the Specially Designated Nationals and Blocked Persons List or Sectoral Sanctions Identifications List maintained by OFAC or any other Sanctions-related list maintained by a Sanctions authority; (b) organized, located, resident, or otherwise doing business in a Sanctioned Territory; (c) any Person owned or controlled by any Person(s) described in clause(s) (a) and/or (b); or (d) any Person acting on behalf of any Person described in clause(s) (a), (b) and/or (c).
“Sanctioned Territory” means any country or territory that is itself the subject of comprehensive Sanctions (including Crimea, Cuba, Iran, North Korea, Syria, and those portions of the Donetsk People’s Republic, Luhansk People’s Republic, Kherson and Zaporizhzhia regions (and such other regions) of Ukraine over which any Sanctions authority imposes comprehensive Sanctions), or any country or

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territory whose government is the subject of Sanctions (including Venezuela) or that is otherwise the subject of broad Sanctions restrictions (including Afghanistan, Russia and Belarus).
“Sanctions” means economic, financial or trade sanctions administered by the United States (including OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including His Majesty’s Treasury).
“Securities Act” has the meaning set forth in Section 3.2(d).
“Security Incident” means any actual unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Sensitive Data or the IT Systems, or that triggers any reporting requirement under any breach notification law or contractual provision, including any ransomware or denial of service attacks that prevent or materially degrade access to Sensitive Data or the IT Systems.
“Sensitive Data” means all Personal Data, Company Confidential Information, proprietary information, Intellectual Property and any other information protected by Applicable Law or Contract that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Business.
“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.
“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.
“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.001 per share, of the Company.
“Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, par value $0.001 per share, of the Company.
“Series C-1a Preferred Stock” means the Series C-1a Preferred Stock, par value $0.001 per share, of the Company.
“Series C-2 Preferred Stock” means the Series C-2 Preferred Stock, par value $0.001 per share, of the Company.
“Series C-2a Preferred Stock” means the Series C-2a Preferred Stock, par value $0.001 per share, of the Company.
“Series C-3 Preferred Stock” means the Series C-3 Preferred Stock, par value $0.001 per share, of the Company.
“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.
“Series D-a Preferred Stock” means the Series D-a Preferred Stock, par value $0.001 per share, of the Company.

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“Signal Peak” has the meaning set forth in Section 6.6(b).
“Software” means any and all (a) computer programs and applications, architectures, libraries, codes, firmware and middleware, including any and all software implementations of algorithms, analytics, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing and (e) any of the foregoing used or included in software or application for wireless mobile communication devices.
“Stockholder” means each holder of one or more shares of Company Common Stock or Company Preferred Stock as of immediately prior to the Effective Time.
“Stockholder Written Consent” has the meaning set forth in the Recitals.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Surviving Corporation Common Stock” has the meaning set forth in Section 2.4(a).
“Tax” or “Taxes” means (a) any taxes, assessments, fees and other governmental charges in the nature of a tax imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), escheat, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of or in lieu of a tax, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law (including by successor or transferee liability) or any express or implied obligation to indemnify any other Person.
“Tax Proceeding” has the meaning set forth in Section 6.5(c).

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that is filed or required to be filed with any Taxing Authority.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.
“Third Party License” has the meaning set forth in Section 3.10(b).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Transaction Documents” means, collectively, this Agreement, the Disclosure Schedule, the Stockholder Written Consent, the Certificate of Merger, each Release Agreement, each Resignation, the Escrow Agreement, the Paying Agent Agreement, each Letter of Transmittal (and all documents delivered pursuant thereto), each of the other Exhibits attached hereto, and each other certificate, agreement, document and instrument required to be executed in accordance herewith.
“Transfer Taxes” has the meaning set forth in Section 6.5(d).
“Unresolved Claims” has the meaning set forth in Section 10.2(b).
“Unresolved Matters” has the meaning set forth in Section 2.6(e).
“Upper NWC Target” means negative $350,000.
“Voting Common Stock” means the voting common stock, par value $0.001 per share, of the Company.
“Waived 280G Benefits” has the meaning set forth in Section 6.10.
“Warrants” has the meaning set forth in Section 3.2(b).
“Year End Financial Statements” has the meaning set forth in Section 3.5(a)(i).

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EXHIBIT B
WRITTEN CONSENT OF COMPANY STOCKHOLDERS
(REQUISITE STOCKHOLDER APPROVAL)

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EXHIBIT C
[RESERVED]

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EXHIBIT D
FORM OF CERTIFICATE OF MERGER

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EXHIBIT E
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

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EXHIBIT F
AMENDED AND RESTATED BYLAWS OF SURVIVING CORPORATION

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EXHIBIT G
RELEASE AGREEMENT

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EXHIBIT H
PAYMENT SCHEDULE

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EXHIBIT I
FORM OF RESIGNATIONS

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EXHIBIT J
FORM OF ESCROW AGREEMENT

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EXHIBIT K
EXAMPLE OF CLOSING NET WORKING CAPITAL CALCULATION

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EXHIBIT L
ACCOUNTING PRINCIPLES

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EXHIBIT M
FORM OF LETTER OF TRANSMITTAL

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EXHIBIT N
OFFER LETTER

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EXHIBIT O
CONSULTING AGREEMENT

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EXHIBIT P
PARTICIPATION AGREEMENT

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